UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12
Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held June 10, 2025

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on June 10, 2025, at 10:00 a.m., Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2025 and entering your 16-digit control number.

The accompanying notice of the Annual Meeting and Proxy Statement tells you more about the agenda and procedures for the meeting. They also describe, among other things, how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on June 10, 2025.

Sincerely,

Phillip J. Kardis II

President and Chief Executive Officer

April 24, 2025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	10:00 a.m. Eastern Time
Date:	Tuesday, June 10, 2025
Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2025
Purpose:	This year’s Annual Meeting will be held for the following purposes:
	●	To elect two Class III Directors, Brian P. Reilly and Cynthia B. Walsh, each to serve until our annual meeting of stockholders in 2028 and until their successors are duly elected and qualify, and one Class II Director, Phillip J. Kardis II, to serve until our annual meeting of stockholders in 2027 and until his successor is duly elected and qualifies;
	●	To consider and vote upon a non-binding advisory resolution to approve our executive compensation;
	●	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025; and
	●	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Other Important Information:	●	We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think, among other things, the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 24, 2025, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding electronic access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.
	●	Record holders of our common stock at the close of business on April 10, 2025, may attend and vote at the Annual Meeting and any adjournments or postponements thereof.
	●	Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

By order of the Board of Directors,

Miyun Sung

Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held June 10, 2025.
Our Proxy Statement and 2024 Annual Report to Stockholders are available at www.proxyvote.com.

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630 FIFTH AVENUE, SUITE 2400
NEW YORK, NEW YORK 10111

2025 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2025 Annual Meeting of Stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2025. The meeting will convene at 10:00 a.m. Eastern Time on June 10, 2025.

Items to be Voted on at the Annual Meeting

(1)	Election of two Class III Directors, Brian P. Reilly and Cynthia B. Walsh, each to serve until our annual meeting of stockholders in 2028 and until their successors are duly elected and qualify, and one Class II Director, Phillip J. Kardis II, to serve until our annual meeting of stockholders in 2027 and until his successor is duly elected and qualifies;
(2)	Consider and vote upon a non-binding advisory resolution to approve our executive compensation; and
(3)	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2025.

Other than these three items, we know of no other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters at his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;
(2)	“FOR” the approval of the non-binding advisory resolution on executive compensation;
(3)	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2025.

Stockholders Entitled to Vote at the Meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 10, 2025 (the “Record Date”), you are entitled to vote at the meeting. There were 80,970,256 shares of common stock outstanding and entitled to be voted on the Record Date. You are entitled to one vote on each matter properly brought before the meeting for each share of common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the Notice of Internet Availability of Proxy Materials (“Notice of Access card”), previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your Notice of Access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than June 9, 2025.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares. Your broker or nominee will not vote your shares on the election of directors or the advisory resolution on executive compensation unless you provide instructions to your broker or nominee on how to vote your shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;
●	properly executing and delivering a later-dated proxy card by mail;
●	voting electronically at the Annual Meeting via webcast; or
●	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 630 Fifth Avenue, Suite 2400, New York, NY 10111 so it is received no later than June 9, 2025.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote electronically during the Annual Meeting via webcast. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of all the votes entitled to be cast are present, either in person by attending the Annual Meeting via webcast or by proxy. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be postponed or adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Allowed
(1) Election of directors	Majority of votes cast for or against such nominee	No
(2) Approval of the advisory vote on executive compensation	Majority of votes cast	No
(3) Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the Annual Meeting on the proposal.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum at the Annual Meeting.

Discretionary voting occurs when a bank, broker or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange (“NYSE”) permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Proposals No. 1 and 2 are considered “non-routine” matters that brokers may not vote on without instruction from beneficial owners. As a result, a broker non-vote will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting but will not be voted on these proposals. Abstentions and broker non-votes, if any, will have no effect on each of the proposals. Proposal No. 3 is, however, a proposal for which brokers do have discretionary voting authority.

Annual Meeting Admission and Process

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you attend the virtual Annual Meeting, you will be able to vote your shares and submit questions. Your vote is important. Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote as soon as possible by visiting the voting website www.proxyvote.com and submitting your vote in advance of the meeting. Make sure to have your proxy notice available and follow the instructions on the voting website.

You can submit questions by visiting www.virtualshareholdermeeting.com/CIM2025 and entering the control number included on your proxy notice, or otherwise provided by your bank, broker or other nominee. Only stockholders with a valid control number will be allowed to ask questions. We will try to answer as many stockholder questions as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to Annual Meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. For help with difficulties accessing the Annual Meeting, call the technical support phone lines that will be available beginning approximately 15 minutes before the Annual Meeting.

Internet Availability of Proxy Materials

We use a “notice and access” model rather than mailing full sets of proxy materials to stockholders, because we think, among other reasons, the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Access card to our stockholders. All stockholders can access the proxy materials, including this Proxy Statement and our 2024 Annual Report to Stockholders, on the website referred to in the Notice of Access card or can request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Access card (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this Proxy Statement. We are bearing all costs associated with the solicitation of proxies for the Annual Meeting. This solicitation is made primarily through the Internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers, or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $15,000 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.

Stockholders have the option to authorize their proxy over the Internet, by telephone or by mail. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders who have the same address and last name and who receive either (i) a Notice of Access card or (ii) paper copies of the proxy materials through the mail will receive only one copy of our proxy materials, or a single envelope containing the notices for all stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards or Notice of Access cards that will include each stockholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111, Attention: Investor Relations, by emailing us at investor-relations@chimerareit.com, or by calling us at (888) 895-6557, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker, or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, whether or not a quorum is present, to a later date and time and without notice other than an announcement at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

Our website is www.chimerareit.com. We make available on this website under “Filings & Reports – SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

We have three classes of Directors. The terms of our current Class III Directors, Phillip J. Kardis II, Brian P. Reilly and Cythnia B. Walsh, expire at the Annual Meeting. We have nominated Brian P. Reilly and Cythnia B. Walsh for election as Class III Directors to serve until our annual meeting of stockholders in 2028, and Phillip J. Kardis II for election as a Class II Director to serve until our annual meeting of stockholders in 2027.

Set forth below are the names and certain biographical information on each of our nominees for our directors to be elected as the Annual Meeting, as well as each of our continuing directors.

Name	Current Class	Age*	Independent	Director Since
Kevin G. Chavers	I	61	Yes	June 2021
Gerard Creagh	I	67	Yes	April 2010
Susan Mills	I	65	Yes	November 2023
Debra W. Still	II	72	Yes	March 2018
Phillip J. Kardis II**	III	63	No	December 2022
Brian P. Reilly	III	65	Yes	July 2019
Cynthia B. Walsh***	III	60	Yes	December 2024

*As of June 10, 2025

**After Ms. Bell’s resignation on April 9, 2025, there was only one continuing Class II director. In order to keep the classes of the board as equal in size as possible, Phillip J. Kardis II, currently serving as a Class III director, has been nominated to serve as a Class II director.

***Ms. Walsh was elected to the Board of Directors on December 1, 2024 as a Class III Director, with a term expiring at the Annual Meeting.

At the Annual Meeting, the stockholders will vote to elect Brian P. Reilly and Cynthia B. Walsh as Class III Directors, whose terms will expire at our annual meeting of stockholders in 2028, and Phillip J. Kardis II as a Class II Director, whose term will expire at our annual meeting of stockholders in 2027, and in each case until the election and qualification of their successors or to the earlier of their death, resignation, or removal.

Nominees for Election as Class III Directors

The following information is furnished regarding the nominees for election as Class III Directors by the holders of common stock.

Brian P. Reilly was elected as one of our Class III Directors on July 31, 2019. Mr. Reilly has over 36 years of experience across multiple roles in the financial services industry. Until May 2022, Mr. Reilly served as Senior Vice President and Chief Auditor of The Travelers Companies, Inc., where he oversaw the global audit team evaluating risk management controls, financial reporting controls, operational efficiency and effectiveness, regulatory compliance and governance procedures, and system and data integrity, including cybersecurity controls. He had been the Chief Auditor of The Travelers since 2002. Prior to joining The Travelers, Mr. Reilly was a partner with Arthur Andersen LLP. In addition, he previously served as a board member of the Connecticut Society of Certified Public Accountants, an organization of accounting professionals and Village for Families and Children, a non-profit organization. Mr. Reilly has a Bachelor’s Degree in accounting from the University of Connecticut.

The Board believes that Mr. Reilly’s experience and qualifications, including, among other things, his experience as an auditor and certified public accountant, and his significant experience in the oversight and evaluation of financial controls, operational efficiency, regulatory compliance and system and data integrity, make him a valuable member of the Board.

Cynthia B. Walsh was elected as one of our Class III Directors effective December 1, 2024. Ms. Walsh has over 38 years of experience across multiple roles in the financial industry. Since 2011, she has served as President of Walsh Advisors, a registered investment advisory firm that focuses on capital allocation, equity and fixed income markets, and alternative investments. From 2001 to 2011, Ms. Walsh served as Managing Partner and Chief Financial Officer of National Bond and Trust, an issuing agent of the U.S. Treasury Department. Prior to that, Ms. Walsh held various capital markets and trading positions at Bank of America. She currently serves on the boards of LendingOne and Encore, both private real estate lending firms, and is an adjunct professor for the Kellstadt Graduate School of Business at DePaul University. Previously, Ms. Walsh served on the boards of the Indiana Bond Bank and Indiana Public Retirement System. She holds a bachelor’s degree in computer systems from Purdue University, an MBA from the University of Chicago, and a Doctor of Business Administration from DePaul University.

The Board believes that Ms. Walsh’s experience and qualifications, including, among other things, her expertise in the financial industry and vast fiduciary experience, including her background as a corporate executive and various management positions she has held in both individual and corporate investment and risk management make her a valuable member of the Board.

Nominee for Election as a Class II Director

Phillip J. Kardis II was elected as one of our Class III Directors on December 10, 2022. Mr. Kardis is our President and Chief Executive Officer. Mr. Kardis was appointed Chief Executive Officer in December 2022 and President in March 2024. Prior to becoming Chief Executive Officer and President, Mr. Kardis served as the Company’s Chief Legal Officer and Secretary from September 2015 to December 2022. During his tenure as the Chief Legal Officer and Secretary, Mr. Kardis has been actively involved in leadership of the Company, its operations, and its strategic initiatives since its founding in 2007, and has played a key role in structuring the Company’s securitization, financing, and investment transactions. Mr. Kardis has been immersed in all aspects of the Company’s strategic planning, policies, and transactions, including serving on the Valuation Committee and Investment Committee. Mr. Kardis has recognized expertise in mortgage REITs and structured transactions. Prior to joining the Company in September 2015, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage-backed securities, including the Company. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has a BA degree from George Washington University, an MA from George Washington University, an MA from George Mason University, and a JD from the Georgetown University Law Center.

The Board believes that Mr. Kardis’ significant industry knowledge and experience, including his intimate involvement with the Company since its IPO and critical role in structuring the Company’s securitization, financing and investment transactions, make him a valuable member of the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BRIAN P. REILLY AND CYNTHIA B. WALSH AS DIRECTORS EACH TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2028, IN EACH CASE, UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIES, AND FOR PHILLIP J. KARDIS II AS DIRECTOR TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2027, UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIES.

Continuing Class I Directors

The following information is furnished regarding our Class I Directors who will continue to serve on the Board until our 2026 annual meeting and until their respective successors are duly elected and qualified.

Kevin G. Chavers was elected as one of our Class I Directors on June 10, 2021. Mr. Chavers has over 35 years of experience across multiple roles in the real estate finance and mortgage industry. He served as Managing Director of BlackRock in the Global Fixed Income and Securitized Asset Investment Team until April 2021, focusing on residential mortgage related assets, including RMBS, whole loans and MSRs. Mr. Chavers also served on the leadership team of BlackRock Impact Opportunity Fund, the Global Public Policy Group and BlackRock Solutions, Financial Markets Advisory Group. Prior to joining BlackRock, Mr. Chavers served as Managing Director of Morgan Stanley from 2003 to 2011 and Vice President of Goldman Sachs from 1998 to 2003. Mr. Chavers also served at various government agencies, including as the President of Ginnie Mae from 1995 to 1998.

Mr. Chavers currently serves as a board member of SMBC Americas Holdings, Inc., Toorak Capital Partners and on the board of trustees of Optimum Funds. Mr. Chavers previously served as a board member of Freddie Mac from February 2022 until March 2025. In addition, Mr. Chavers serves as a board member of various nonprofit organizations, including the Enterprise Community Partners, the University of Virginia Foundation, Upper Manhattan Empowerment Zone, and the Bedford Stuyvesant Restoration Corporation. Mr. Chavers earned a J.D. from Harvard Law School and a Bachelor’s Degree from the University of Virginia.

The Board believes that Mr. Chavers’ experience and qualifications, including, among other things, his broad range of expertise in real estate finance, capital markets and mortgage industry, including the various management positions he has held in both private and public organizations in the mortgage-backed securities industry, and his board experience with other companies and organizations, make him a valuable member of the Board.

Gerard Creagh was elected as one of our Class I Directors effective as of April 1, 2010. Since December 2023, Mr. Creagh has served as Chief Executive Officer and previously from December 2019 had served as Chief Administrative Officer of Brosnan Risk Consultants, a privately held provider of technology-driven security services. Brosnan sold substantially all of its assets to a third party in December 2024, but Mr. Creagh remains on as Chief Executive Officer of the surviving entity to manage its remaining assets and liabilities. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s experience and qualifications, including, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies, make him a valuable member of the Board.

Susan Mills was elected as one of our Class I Directors effective as of November 13, 2023. Since October 2023, Ms. Mills has been a Managing Director at Academy Securities, a veteran-owned and operated investment bank with strengths in capital markets, asset management, public finance, geopolitical intel, fixed income and equity trading. Since January 2025, Ms. Mills has also been serving as a member of the Advisory Board of RiskSpan. Until May 2023, she spent 36 years at Citigroup Global Markets (“Citi”) as the successor to Salomon Brothers. During her time at Citi, Ms. Mills held various senior management positions in businesses related to North American Residential Mortgages, including contract finance related to whole loan transactions, securitization, warehouse lending and sourcing residential investment opportunities for Citi or their private credit clients. While at Citi, she was active in women’s mentoring and recruiting groups. She was on the board of Kingsbridge Heights Community Center for two years. Ms. Mills received a bachelor’s degree in Accounting from Long Island University.

The Board believes that Ms. Mill’s experience and qualifications, including among other things, her extensive expertise in the mortgage banking industry, including in positions of management, make her a valuable member of the Board.

Continuing Class II Directors

The following information is furnished regarding our Class II Directors who will continue to serve on the Board until our 2027 annual meeting and until their respective successors are duly elected and qualified.

Debra W. Still was elected as one of our Class II Directors on March 6, 2018. Ms. Still has served as Vice Chair of Pulte Financial Services since April 1, 2023. Previously, Ms. Still had served as President and Chief Executive Officer of Pulte Financial Services from 2010, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc., one of the nation’s largest homebuilders. In addition to Pulte Financial Services, from 2004 to 2020, Ms. Still was also President of, and from 2004 to July 1, 2024 was a member of the board of managers of, Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004. Ms. Still currently serves on the board of Enact Holdings, Inc. (NASDAQ GS: ACT) and as a member of Fannie Mae’s Affordable Housing Advisory Council. Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a Bachelor of Science degree and has completed graduate work in Finance at George Washington University, Washington, D.C.

The Board believes that Ms. Still’s experience and qualifications, including, among other things, her significant experience as a senior executive in real estate finance overseeing mortgage lending operations, make her a valuable member of the Board.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We are committed to maintaining sound corporate governance principles, which we believe are essential to serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, the Board of Directors has adopted and maintains several written policies relating to corporate governance, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee. Together with the Company’s bylaws, these guidelines and policies provide the framework for governance of the Company. From time to time, we may revise these guidelines, policies and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors has established a risk committee, which is comprised solely of independent directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit, enterprise risk, liquidity, leverage, counterparty, funding and reputational risk and such other risks as necessary to fulfill the risk committee’s duties and responsibilities; risk tolerance; and capital, liquidity and funding.

As required by its charter, the risk committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the risk committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans and has quarterly risk assessment updates with management. In 2024, our Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings. Additionally, the Chair of the risk committee liaises with the Chair of the audit committee to assist the audit committee in its review of our policies with respect to risk assessment and risk management. The audit committee assists the Board of Directors in overseeing our overall risk profile and risk management policies. The audit committee is also responsible for managing risks inherent in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm and our internal audit function.

We have entered into employment agreements with each of our named executive officers, pursuant to which we pay compensation to each of the named executive officers in the form of both cash and stock-based compensation. Pursuant to our existing equity incentive plan, we grant equity awards to the named executive officers and, in addition, as determined by the Board of Directors, we may grant equity awards to our non-executive employees. Our Board of Directors, including our compensation committee, believes that such grants align the interests of the officers and employees with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee undertakes an annual review of our compensation policies and practices as they relate to risk, the results of which are shared with our Board of Directors. For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Board Leadership Structure

We have separated the roles of principal executive officer and Chairman of the Board. Our principal executive officer is Phillip J. Kardis II, who is our President and Chief Executive Officer and a director. Our Chairman of the Board of Directors is Gerard Creagh, who is an independent director. The Board of Directors believes this current allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and that a director otherwise meets the NYSE’s independence standards before such director can be deemed independent. We have adopted independence standards consistent with the NYSE rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any relationships with us other than as directors and holders of our common stock, affirmatively determined that six of our directors are independent directors under NYSE rules. Our independent directors are Gerard Creagh, Kevin G. Chavers, Susan Mills, Brian P. Reilly, Debra W. Still, and Cynthia B. Walsh. Phillip J. Kardis II is not considered independent because he is an employee of the Company.

Board Effectiveness, Self-Evaluations and Refreshment

The Board of Directors and committee refreshment and succession planning process is designed to ensure that the Board of Directors and each committee are comprised of highly qualified directors, with the independence, diversity, skills and perspectives to provide strong and effective oversight. The Board, led by the nominating and corporate governance committee, annually evaluates the composition of the Board and each Committee, and evaluates individual directors to ensure a continued match of their skill sets and tenure against the needs of the Company. In 2021, the nominating and corporate governance committee initiated a Board of Directors search process to identify and vet potential director candidates, and pursuant to such process, the Board of Directors, together with the committee, identified key skills and qualities the Board is seeking in new directors. Following a broad search, two independent directors were identified and elected to the Board in 2021. As an extension of that process one independent director was identified and elected to the Board in 2023. In 2024, Cynthia B. Walsh was identified as a potential director nominee by the nominating and corporate governance committee. Ms. Walsh was evaluated for key skills and qualities the Board had earlier identified and against other standards set forth in the Company’s Corporate Governance Guidelines. As a result of this process, the Board elected Ms. Walsh as a new independent director effective December 1, 2024.

The Board of Directors recognizes that a thoughtful and comprehensive Board evaluation process is an integral component of a robust corporate governance framework and an effective Board. Generally, our nominating and corporate governance committee facilitates the annual assessment of the Board of Directors, and each individual director, and then reports to the full Board. Similarly, each committee reviews the results of its assessment to determine whether any changes need to be made to the committee or its procedures. In addition to the formal evaluation processes conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round.

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. We have adopted stock ownership requirements in our Corporate Governance Guidelines whereby each non-employee director is prohibited from selling or otherwise transferring vested equity awards during his or her term as a director until the aggregate value of all of his or her stock holdings in our Company exceeds 3x the cash portion of such director’s annual base retainer fee.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary―5x for our Chief Executive Officer and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment. Unvested time-vesting restricted stock units count towards the ownership requirement, but unvested performance stock units do not.

Our Board of Directors believes that these stock ownership and retention requirements further align the interests of the members of our Board of Directors and our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of compensation be held as shares of our common stock.

Insider Trading Policy

Our Insider Trading Policy contains policies and procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers or other employees. Such policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Anti-Hedging/Pledging Policy

Our Corporate Governance Guidelines prohibit all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps. The policy applies to all shares owned by the individual, whether acquired through our equity award programs, open market acquisitions, or otherwise. The policy also prohibits the Company’s executive officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan. The Company’s Insider Trading Policy includes similar prohibitions on hedging transactions, the use of margin accounts and the pledging of Company securities.

Reporting Concerns Policy

As part of our commitment to transparency and ethical behavior, we have adopted a reporting concerns policy and have made a third-party managed hotline available. The Reporting Concerns Policy establishes policies and procedures for submission of suspected violations, receipt, retention and treatment of such potential violations, and the protection of individuals reporting suspected violations from retaliatory actions. Received reports are referred to the chair of the audit committee, and for any complaints that pertain to subjects outside of the responsibility of the audit committee, the Company’s Chief Legal Officer, who is then responsible for managing follow-up actions and managing an investigation as required, depending on the nature and complexity of the complaint. The identity of reporting employees is kept confidential unless disclosure is required by law.

Code of Business Conduct and Ethics; Related Party Transaction Policy

We have adopted a Code of Business Conduct and Ethics (the “Code”), which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business and was adopted within the meaning of Item 406(b) of Regulation S- K. The Code is applicable to all our employees, including named executive officers and other officers, and directors.

Our Code requires all of our personnel to be scrupulous in avoiding an actual or apparent conflict of interest regarding our interests. The Code prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors. The Code is intended to work in conjunction our other policies, including our Related Party Transactions Policy, which is described under “Certain Relationships and Related Transactions.”

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they or their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. Transactions that are subject to the Related Party Transactions Policy are reported to our audit committee, as described under “Certain Relationships and Related Transactions.”

If we make any substantive amendments to the Code or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines; the Retirement Policy

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of and policies adopted by our Board of Directors and its committees, provide the framework for the governance of the Company. The Corporate Governance Guidelines provide that no individual may stand for election to the Board beginning in the calendar year in which such individual had or will have his or her 75th birthday.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, Reporting Concerns Policy, and our Corporate Governance Guidelines are available on our website at www.chimerareit.com. We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, New York 10111 or by emailing us at investor-relations@chimerareit.com.

Board Oversight of Sustainability Reporting, Human Capital Management and Cybersecurity Risk

At Chimera, we have always believed that doing the “right thing” is not only good corporate citizenship, but that it is also good for business. We believe that positive social impact can be the foundation of a profitable investment opportunity, rather than a detractor from financial returns.

The set forth committee charters and the Corporate Governance Guidelines reflect the oversight and other responsibilities of our Board of Directors and its committees related to our sustainability reporting, including any climate or related reporting that may be required by the SEC or other regulatory authority, human capital management and cybersecurity risk. In addition, under their respective charters, the compensation committee has specific responsibilities related to our human capital management and the nominating and corporate governance committee has specific responsibilities related to diversity, equity and inclusion initiatives, if any.

Sustainability

As a small enterprise, our energy consumption and carbon footprint are relatively limited. However, we aim to reduce our environmental impact in several ways. For example, we are mindful of the environmental impact of business travel and encourage the reduction of air travel in favor of videoconferencing when appropriate. We offer hybrid working arrangements and a commuter program to reduce single-car travel and increase the use of public transportation. As an investment company with fewer than 90 employees, our energy consumption is relatively modest. Our headquarters in New York City is located in a Leadership in Energy and Environmental Design (“LEED”) Silver certified building and our offices in Austin, Texas are located in a LEED Gold certified building, resulting in efficient energy usage. We will continue to seek financially responsible opportunities to reduce our carbon footprint and lower our energy usage, while prioritizing our business performance.

Lastly, as an investor relying on the financial performance of physical real estate assets, our financial performance may be subject to risks posed by increasingly frequent extreme weather events. We will seek to identify our exposure (particularly to assets in flood zones), consider potential losses given climate events, and incorporate climate change considerations into our long-term planning and business analysis.

Human Capital

We believe that our employees are one of our greatest resources and critical to the success of our organization. To that end, we focus on attracting, developing and retaining key personnel. We believe our management team has the experience necessary to effectively implement our growth strategy and continue to drive stockholder value but also believe that management must have the right personnel working with them to accomplish these goals. Therefore, we provide competitive compensation and benefits to attract and retain key personnel at both the management and non-management levels, while also providing a safe, inclusive and respectful workplace. We continue to have a focus on diversity initiatives. We offer internal training programs on financial markets, business ethics, government regulatory rules and other topics. We encourage personnel to attend industry sponsored or other conferences and have a tuition reimbursement program to help personnel to further develop their skills and to stay current on evolving trends impacting our industry.

We focus on attracting and retaining employees by providing compensation and benefits packages that are competitive within the applicable market, taking into account the job position’s location and responsibilities. We provide competitive financial benefits such as a 401(k) retirement plan with a company match and offer a comprehensive healthcare benefit plan and other tools to support our employees’ health and well-being. We also generally grant awards of restricted stock units on an annual basis to nearly all of our employees. We have a matching gift program to encourage personnel to be charitable and to support 501(c)(3) organizations. We believe that diversity and inclusion are conducive to a stronger workplace and better decision making.

We also understand that successful employee engagement, diversity, and inclusion in the workforce assists in attracting the best talent and contributes to a stronger business and better decision making. Our employees, including the diversity and inclusion of our employees, are intrinsic to our operations and success.

Cybersecurity

Our Board of Directors, in coordination with the audit committee and the risk committee, oversees management of cybersecurity risk. They receive regular reports from senior management and our Chief Information Security Officer & Head of IT Infrastructure on, among other things, the threat landscape, the Company’s cybersecurity program, infrastructure improvements, cybersecurity incident investigations and information security vulnerabilities. The audit committee focuses on cybersecurity risk, particularly as it relates to enterprise risk management within the audit and financial reporting process, while the risk committee focuses on cybersecurity risk within the Company’s overall business risk profile.

In addition, the Company maintains a cyber incident response plan to facilitate our response to cybersecurity incidents and formed an Incident Response Team composed of the Chief Information Security Officer & Head of IT Infrastructure, the Head of Portfolio Analytics, the Chief Legal Officer, the Head of Operations, the Chief Compliance Officer of the RIA, the Head of Data Science,

and the Associate General Counsel. The Incident Response Team and the non-management employees who support the Incident Response Team identify, assess, respond to and coordinate both internal and third-party resources in the event of a cybersecurity incident. In the event of a potentially material cybersecurity event, all members of the Incident Response Team are notified and a preliminary assessment of the situation is made. Designated individuals within the Incident Response Team notify the Chief Executive Officer, and if the situation so warrants, the Board of Directors, cybersecurity experts, outside counsel and other advisors to help further assess and formulate an appropriate response to the situation and regulatory and other government authorities as applicable and as required by law.

Governance

We are committed to operating our business in accordance with the highest moral, legal and ethical standards, as set forth in our Code of Business Conduct and Ethics and other key policies. Just as we are stewards of the environment and bear social responsibilities to our employees and communities, we are fiduciaries to our stockholders. To that end, we have implemented policies, procedures and best practices as discussed elsewhere in this Proxy Statement.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2024, there were 21 meetings of the Board of Directors. Our Corporate Governance Guidelines require that any director serving as a chief executive should not serve on more than two boards of public companies in addition to our Board of Directors. Moreover, other directors should not serve on more than four other boards of public companies in addition to our Board of Directors. Our Corporate Governance Guidelines further require that the Board have at least two regularly scheduled meetings each year for our independent directors. These meetings, which are designed to promote unfettered discussions among our independent directors, are presided over by the Chairman of the Board. During 2024, our independent directors had 7 meetings. In 2024, all directors attended at least 75% of the aggregate meetings of (i) our Board of Directors and (ii) the committees of which they were members, in each case that were held during such director’s term of service in 2024.

Our Board of Directors has the following four standing committees, each of which is comprised solely of independent directors: a compensation committee, an audit committee, a nominating and corporate governance committee, and a risk committee. The table below provides the membership and meeting information for 2024 for each of these committees.

Name	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Risk Committee
Sandra Bell*		X		X(Chair)**
Kevin G. Chavers	X			X(Chair)**
Gerard Creagh	X(Chair)	X***	X
Susan Mills			X	X
Brian P. Reilly		X(Chair)		X
Debra W. Still	X		X(Chair)
Cynthia B. Walsh****		X	X
Total Meetings in 2024	14	8	10	5

* Ms. Bell resigned from the Board on April 9, 2025. In connection with Ms. Bell’s resignation, our Board of Directors reduced the size of the board from eight to seven directors.

** For 2024, Ms. Chavers served as chair of the risk committee until June 5, 2024, when Ms. Bell was appointed as the new chair. On April 11, 2025, Mr. Chavers was re-appointed chair of the risk committee, in connection with Ms. Bell’s resignation.

***Mr. Creagh served on the audit committee for all of fiscal year 2024. On April 1, 2025, he rotated off the audit committee, and Ms. Walsh was appointed to the audit committee. On April 11, 2025, in connection with Ms. Bell’s resignation, Mr. Creagh was re-appointed to the audit committee.

**** Ms. Walsh was elected to the Board and nominating and corporate governance committee on December 1, 2024 and the audit committee on April 1, 2025.

The functions performed by these standing committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Corporate Governance – Governance Documents – Committee Charters.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is currently composed of three of our independent directors, Messrs. Chavers and Creagh and Ms. Still. Mr. Creagh chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for the Company’s executive officers;
●	review and recommend to the independent directors for approval the compensation of the Company’s Chief Executive Officer;
●	oversee, as and to the extent described herein, the type, design, implementation, administration, interpretation and amendment of the Company’s compensation plans, policies and programs;
●	recommend to the Board compensation for non-employee directors; and
●	produce annual reports on compensation for inclusion in the Company’s proxy statement and prepare any report relating to compensation required by the rules and regulations of the SEC.

For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is currently composed of three of our independent directors, Messrs. Reilly and Creagh and Ms. Walsh. Mr. Reilly chairs the audit committee. Our Board of Directors has determined that each of Mr. Reilly and Ms. Walsh is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the Board of Directors in overseeing:

●	the integrity of the Company’s financial statements;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent registered public accounting firm’s qualifications and independence;
●	the performance of the Company’s system of disclosure controls and procedures and internal audit function and independent registered public accounting firm; and
●	the annual preparation of the audit committee report to be included in the Company’s proxy statement as required by the rules of the SEC.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of four of our independent directors, Mr. Creagh and Mss. Mills, Still and Walsh. Ms. Still chairs the nominating and corporate governance committee. The nominating and corporate governance committee’s principal functions are to:

●	recommend for Board approval criteria for the selection of new directors;
●	identify individuals qualified to become Board members, and select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders and to fill vacancies on the Board;
●	evaluate and make recommendations regarding the size and organizational structure of the Board;
●	recommend to the Board nominees to serve on each committee of the Board;

●	develop and recommend to the Board a set of corporate governance principles and code of business conduct and ethics applicable to the Company;
●	review the Board’s committee structure and operations in general and make recommendations to the Board regarding any changes that it believes necessary in order to enable the Board to fulfill its objectives under the corporate governance principles;
●	provide oversight of the Board’s annual evaluation of the Board’s performance and develop recommendations to the Board for continuity; and
●	develop and recommend to the Board succession plans for the Company’s CEO and other senior executive officers.

The nominating and corporate governance committee is also tasked with developing and implementing a diversity and inclusion strategy for the Board of Directors, its committees and the Company as a whole, and, from time to time, with reviewing and assessing the Company’s diversity, equity and inclusion programs and efforts, if any, including the determination of goals and evaluation of the progress towards such goals.

Our Board of Directors has determined that all directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility, and availability to serve effectively on the Board of Directors. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and, as part of the search process, our nominating and corporate governance committee will consider highly qualified candidates, including women and minorities, and take into consideration other aspects of maintaining a diverse Board of Directors. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Corporate Secretary in accordance with the procedures described herein under “—Communications with the Board of Directors” and “Additional Matters—Stockholder Proposals.”

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for directors. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. See “–Corporate Governance– Board Effectiveness, Self-Evaluations and Refreshment” for further information about the process by which one director was identified and elected during 2024. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of three of our independent directors, Messrs. Chavers and Reilly and Ms. Mills. Ms. Bell was appointed as chair of the risk committee on June 5, 2024 as successor to Mr. Chavers, the prior chair. On April 11, 2025, in connection with Ms. Bell’s resignation on April 9, 2025, Mr. Chavers was re-appointed chair of the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit, enterprise risk, liquidity, leverage, counterparty, funding and reputational risk and such other risks as necessary to fulfill the risk committee’s duties and responsibilities; risk tolerance; and capital, liquidity and funding.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors, and individual directors by mailing those communications to:

Chimera Investment Corporation

Applicable Addressee*

630 Fifth Avenue, Suite 2400

New York, NY 10111

Phone: (888) 895-6557

Email: investor-relations@chimerareit.com

Attention: Investor Relations

*Audit Committee of the Board of Directors

*Compensation Committee of the Board of Directors

*Nominating and Corporate Governance Committee of the Board of Directors

*Risk Committee of the Board of Directors

*Non-Management Directors

*Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. All directors then serving on our Board of Directors attended our 2024 annual meeting of stockholders.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age*	Title
Phillip J. Kardis II	63	President, Chief Executive Officer and Director
Subramaniam Viswanathan	53	Chief Financial Officer
Jack L. Macdowell, Jr.	51	Chief Investment Officer
Miyun Sung	50	Chief Legal Officer & Corporate Secretary

* as of June 10, 2025

Biographical information for Mr. Kardis is provided above under “Proposal 1—Election of Directors.” Certain biographical information for Messrs. Viswanathan, Thakkar and Macdowell and Ms. Sung is set forth below.

Subramaniam Viswanathan is our Chief Financial Officer and Principal Accounting Officer. Prior to becoming our Chief Financial Officer in July 2021, Mr. Viswanathan most recently served as the Managing Director, Chief Operating Officer – Global Mortgages and Securitized Products and Global Rates since 2012 and served in other roles at Bank of America Merrill Lynch since 2007. Mr. Viswanathan previously served as the Senior Vice President, Business Area Controller – Cash and Synthetic CDOs, Securitization and Correlation Desks at Citigroup, Corporate and Investment Banking. Mr. Viswanathan earned his degree in economics from the University of Madras in Chennai, India and his MBA from University of Hartford.

Jack L. Macdowell, Jr. is our Chief Investment Officer. Mr. Macdowell became the Company’s Chief Investment Officer upon the Company’s acquisition of The Palisades Group (“Palisades”) in December 2024. In 2012, Mr. Macdowell co-founded Palisades and served as the Managing Member and Chief Investment Officer, in which role he was responsible for leading Palisades’ investment activities, including research, asset allocation, and risk management functions. Prior to founding Palisades in 2012, Mr. Macdowell served as the Chief Investment Officer of Carrington Capital Management, where he oversaw the teams responsible for investment strategies, quantitative analysis, mortgage credit analytics, trading, and risk management. Prior to Carrington, Mr. Macdowell served as Senior Portfolio Manager at Old Hill Partners where he was responsible for the Firm’s investments in mortgage- and asset-backed securities. Mr. Macdowell held various investment banking titles in the Asset Securitization Group at both RBC Capital Markets and Credit Suisse First Boston, where his primary focus was on non-agency mortgage and manufactured housing-related securitizations. Mr. Macdowell was formerly on the Board of Trustees for Vertical Capital Income Fund (VCIF), a NYSE listed closed-end fund. He is also a CFA (Chartered Financial Analyst) charterholder, a member of the CFA Institute and formerly served on the Board of CFA Society Austin. Mr. Macdowell earned his BBA from The University of Texas at Austin, and he is a member of the Executive Council of the Texas McCombs Real Estate Center at the McCombs School of Business at The University of Texas at Austin.

Miyun Sung is our Chief Legal Officer and Corporate Secretary. Prior to joining the Company in November 2023, Ms. Sung was Senior Vice President, Chief Legal Officer and Secretary of Urstadt Biddle Properties Inc., a NYSE-listed real estate investment trust (REIT) that owned and operated retail shopping centers. She was with Urstadt Biddle Properties from May 2016 until August 2023 when the company merged with Regency Centers Corporation, a Nasdaq-listed REIT. From August to September 2023, Ms. Sung provided advisory services to the newly merged company on transition matters. Earlier in her career, Ms. Sung’s roles included Vice President, Corporate Counsel & Secretary at Finjan Holdings Inc., a Nasdaq-listed cybersecurity company, Counsel at Hogan Lovells LLP, a Washington D.C.-based law firm, and Senior Counsel at MicroStrategy, a Nasdaq-listed business intelligence software company. Ms. Sung received a BA in Government from Cornell University in 1997 and a JD from Harvard Law School in 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all our executive officers and directors as a group, and (iii) all persons that we believe beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, the information is as of April 10, 2025 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 630 Fifth Avenue, Suite 2400, New York, New York 10111.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Phillip J. Kardis II	470,168	*
Subramaniam Viswanathan	163,839	*
Jack L. Macdowell, Jr.	222,088	*
Miyun Sung	36,156	*
Gerard Creagh	138,127	*
Kevin G. Chavers	27,252	*
Debra W. Still	37,452	*
Brian P. Reilly	70,052	*
Susan Mills	14,502	*
Cynthia B. Walsh	4,366	*
All Directors and Officers as a Group (10 persons)	1,184,002	1.46%
BlackRock, Inc. (3)	7,458,512	9.2%
Vanguard Group Inc. (4)	7,549,270	9.32%
Thornburg Investment Management Inc (5)	4,952,655	6.12%
Sudhanshu “Dan” Thakkar**	117,905	*
Choudhary Yarlagadda (6)***	829,784	*

* Less than 1 percent.

** On April 2, 2025, Mr. Thakkar ceased to serve as the Chief Credit & Risk Officer of the Company as mutually agreed between Mr. Thakkar and the Company.

*** Mr. Yarlagadda served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until March 15, 2024.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date on which it is calculated. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. For Mr. Creagh the amount of beneficial ownership includes 64,534 deferred stock units (“DSUs”) that have vested and for Mr. Reilly it includes 59,195 DSUs that have vested, and which in each case could be acquired by such director within 60 days of the date of this table. For officers, the amount of beneficial ownership does not include DSUs that have vested and credited to their accounts pursuant to deferrals made under the terms of our Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation.” These DSUs do not have voting rights and the officers do not have the right to receive such DSUs within 60 days of April 10, 2025. As of April 10, 2025, the following individuals have the following aggregate amounts of vested DSUs credited to their respective accounts, which are not included in the amount of their respective beneficial ownership in the table above:

Name	DSUs
Phillip J. Kardis II	187,731
Subramaniam Viswanathan	64,995
Dan Thakkar	32,922
Miyun Sung	4,675

(2)	The total share numbers reflect a 1-for-3 reverse stock split that became effective following the close of business on May 21, 2024.
(3)	The address for this stockholder is 50 Hudson Yards, New York, NY 10001. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; SpiderRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd reported beneficially owning 7,458,512 shares of common stock with sole voting power over 7,296,298 shares, shared voting power over zero shares, sole dispositive power over 7,458,512 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. on April 17, 2025.
(4)	The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf. The Vanguard Group, Inc. reported beneficially owning 7,549,270 shares of common stock having sole voting power over zero shares, shared voting power over 48,788 shares, sole dispositive power over 7,422,020 shares and shared dispositive power over 127,250 shares. (Share amounts in the preceding sentence have been adjusted to reflect our 1-for-3 reverse stock split effected on May 21, 2024.) Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 13, 2024.
(5)	The address for the stockholder is 2300 North Ridgetop Road, Santa Fe, NM 87506. The shares shown as beneficially owned by Thornburg Investment Management, Inc. reflect shares owned on its own behalf. Thornburg Investment Management Inc. reported beneficially owning 4,952,655 shares of common stock with sole voting power over 4,952,655.00 shares, shared voting power over zero shares, sole dispositive power over 4,952,655.00 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G filed by Thornburg Investment Management Inc on February 6, 2025.
(6)	Mr. Yarlagadda served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until March 15, 2024. Based solely on information contained in a Form 4 filed by Mr. Yarlagadda with the SEC on February 26, 2024. Includes 122,095 shares of common stock held by members of Mr. Yarlagadda’s family. (Share amounts in the preceding sentence have been adjusted to reflect our 1-for-3 reverse stock split effected on May 21, 2024.)

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2024 compensation for our named executive officers.

Our named executive officers for 2024 are the following:

Name	Age*	Title (as of last day of 2024)
Phillip J. Kardis II	63	President, Chief Executive Officer and Director
Subramaniam Viswanathan	53	Chief Financial Officer
Jack L. Macdowell, Jr. (1)	51	Chief Investment Officer
Sudhanshu “Dan” Thakkar(1)(2)	54	Chief Credit & Risk Officer
Miyun Sung	50	Chief Legal Officer and Corporate Secretary
Choudhary Yarlagadda(3)	63	Former President, Chief Operating Officer, and Co-Chief Investment Officer; and Former Director

*as of June 10, 2025

(1) On December 2, 2024, Mr. Macdowell joined the Company as Chief Investment Officer and Mr. Thakkar was appointed as Chief Credit & Risk Officer of the Company.

(2) On April 2, 2025, Mr. Thakkar ceased to serve as the Chief Credit & Risk Officer of the Company as mutually agreed between Mr. Thakkar and the Company.

(3) Mr. Yarlagadda served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until March 15, 2024.

We have divided the discussion of the key features of our executive compensation program into four parts:

1. Overview

2. Key Design Features and 2024 Actions

3. Governance

4. Other Features and Policies

Overview

Employment Agreements in Effect During 2024

On March 24, 2023, we entered into one-year employment agreements with each named executive officer effective January 1, 2023, other than Ms. Sung, who entered into an employment agreement with the Company that became effective on November 9, 2023 in connection with her initial employment with the Company (the “Sung Employment Agreement”) and Mr. Macdowell, who entered into an employment agreement with the Company that became effective on December 2, 2024 in connection with his initial employment with the Company (the “Macdowell Employment Agreement” and together with the Sung Employment Agreement and the other named executive officers’ employment agreements, the “Employment Agreements”). Mr. Yarlagadda retired in March 2024 and received no 2024 cash or long-term incentive awards, but instead received certain retirement benefits, separately discussed below under “Departure and Addition of Officers.”

The Employment Agreements that were entered into in 2023 were part of the ongoing efforts of the Board and compensation committee to explore and implement mechanisms to align senior executive compensation with our long-term performance and the interests of our stockholders. The compensation committee worked with the Company’s independent compensation consultant in 2023 to make several changes to how we compensate our named executive officers that were responsive to our Say-on-Pay vote in 2022 and in the ongoing best interests of our stockholders, in light of the evolving business environment and strategic direction of the Company. These concepts remained in place for 2024 when each of the Employment Agreements was extended for a one-year period (or entered into in the case of Mr. Macdowell), except that as permitted by the terms of the Employment Agreements, the compensation committee exercised its discretion to establish performance metrics for the 2024 annual cash bonus as ROE, Economic Return and individual performance, weighted 35%, 35% and 30%, respectively, as discussed in more detail below. Accordingly, the pay mix in our Employment Agreements in effect during 2024 continued to include a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received by each named executive officer to Company performance over one- and three-year periods. Compared to the pre-2023 employment agreements for the named executive officers, the Employment Agreements place a greater emphasis on equity-based variable pay and incorporate different incentive design provisions, including the following:

●	One-year, rather than three-year, employment agreement terms;
●	A compensation mix which is more heavily weighted toward stock-based compensation with the average percentage of target long-term incentive based stock awards representing approximately 52% of total compensation of the named executive officers;
●	A maximum multiple for the annual cash incentive (also referred to as an annual cash bonus) that is limited to 200% of the target;
●	Use of Company and individual performance metrics for the 2024 annual cash bonus; and
●	Use of Company performance metrics for the performance share units (“PSUs”) granted in 2024.

The key performance metrics as defined in the Employment Agreements are as follows:

●	Company ROE and Relative ROE — Company ROE means (i) Company Return for the Annual Cash Bonus Measurement Period, divided by (ii) Company average equity for the four quarters beginning on October 1, 2023 and ending on September 30, 2024 (the “Annual Cash Bonus Measurement Period”). Relative ROE means Company ROE as such amount stands in relation to the return on average equity (determined in the same way that the Company ROE is determined) for the Annual Cash Bonus Measurement Period of the entities (other than the Company) included in the iShares Mortgage Real Estate ETF Group. Company Return means, for purposes of calculating Company ROE, the Company’s net income as determined in accordance with GAAP and shown on the Company’s quarterly and annual financial statements as filed with the Securities and Exchange Commission, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the Annual Cash Bonus Measurement Period. For the avoidance of doubt, any realized and/or unrealized gains or losses from hedging instruments are not excluded from the calculation of Company Return.[1]

●	Company TSR and Relative TSR — Company TSR means for the Annual Cash Bonus Measurement Period or a 3-year period from October 1, 2023 to September 30, 2026 (the “LTI Measurement Period”), as applicable, the percentage change in the value of a share of the Company’s common stock from the closing price on the last trading day before the beginning of the applicable measurement period to the closing price on the last trading day of the applicable measurement period (plus common stock dividends paid during the applicable measurement period, assuming immediate reinvestment of such dividends in additional common shares), as determined by the compensation committee in its sole discretion. Relative TSR means the Company TSR as such amount stands in relation to the total shareholder return (determined in the same way that the Company TSR is determined) for the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable, of the entities (other than the Company) included in the iShares Mortgage Real Estate ETF Group, as determined by the compensation committee in its sole discretion.

●	Company Economic Return and Relative Economic Return – Company Economic Return means (x) the Company’s change in book value per share (“BVPS”), plus (y) common stock dividends, for the LTI Measurement Period. Relative Economic Return means (i) the Company Economic Return for the LTI Measurement Period, divided by (ii) BVPS at the beginning of the LTI Measurement Period, as such amount stands in relation to the Economic Return (measured in the same way that the Company Economic Return is measured) during the LTI Measurement Period of the entities in the iShares Mortgage Real Estate ETF Group.

●	iShares Mortgage Real Estate ETF Group — The iShares Mortgage Real Estate ETF Group means the entities (other than the Company) included in the iShares Mortgage Real Estate ETF as of the beginning of the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable. Any entity (other than the Company) that ceases to be included in the iShares Mortgage Real Estate ETF during the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable, is treated as performing at the lowest level in the iShares Mortgage Real Estate ETF Group for such Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable.

The Employment Agreements in effect during 2024 for the named executive officers (other than for Mr. Macdowell with respect to the remaining portion of 2024 and Mr. Yarlagadda due to his retirement) provide that the incentive compensation opportunity has variable components based on the key performance metrics defined above, including:

●	annual cash bonuses with payouts ranging from 0% to 200% of the applicable target amount, which payout is based:

▪	35% on Relative ROE performance, subject to adjustment based on Company ROE, with cap based on the Company’s ROE performance for the Annual Cash Bonus Measurement Period,
▪	35% on Relative Economic Return performance with cap based on the Company’s Economic Return performance for the Annual Cash Bonus Measurement Period, and
▪	30% based on achievement of the strategic goals by each named executive officer during the 2024 calendar year; and

1 See Appendix I for additional information on the calculation of ROE in relation to GAAP reported results.

●	long-term incentives,

▪	50% of which is in the form of a restricted stock unit (“RSU”) award that vests ratably over 3 years, and
▪	50% of which is in the form of a performance stock unit (“PSU”) award that cliff vests in 3 years based on performance over the LTI Measurement Period with payouts ranging from 0% to 200% of the target for three-year PSU awards, based 50% on Relative Economic Return, with cap based on the Company’s Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on the Company’s TSR for the LTI Measurement Period; and

●	to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage retention and alignment of executive officer interests with the long-term interests of our stockholders.

Because Mr. Macdowell joined the Company in December 2024, he received a base salary based on the number of days he was employed by the Company in 2024. Mr. Macdowell was also eligible to receive a prorated fixed annual bonus for 2024, but he voluntarily waived his entitlement to that prorated bonus. Per SEC rules, that prorated bonus amount is nonetheless included as 2024 compensation in the Summary Compensation Table. Starting in 2025, Mr. Macdowell, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result.

2024 Performance Highlights

We continued to execute on our business strategy of building a durable investment portfolio that provides attractive risk-adjusted returns through the generation of distributable income by selectively investing in residential mortgage assets with a focus on credit analysis and risk management. In 2024, we also positioned ourselves for resilience and growth through the following, among other, actions:

●	Purchased approximately $1 billion current face in floating rate Agency CMO and approximately $102 million current face in subordinated tranches of third-party mortgage securitizations.
●	Sponsored a $468 million securitization of seasoned reperforming residential mortgages.
●	Completed the acquisition of Palisades.
●	Continued to refinance our debt and maintained a low GAAP debt-to-equity ratio and recourse leverage of 4.0:1 and 1.2:1, respectively.
●	Raised approximately $140 million at a weighted average coupon of 9.13% from two unsecured senior note offerings in 2024.
●	Engaged in hedging activity to help mitigate the impact of higher interest rates on our future financing and overall portfolio value, while maintaining optionality for our portfolio to benefit from potential lower interest rates in the future, including the conversion of $1.5 billion of interest rate swaptions to swaps at a weighted average pay-fixed rate of 3.56%, protecting approximately 69% of our floating rate liabilities.
●	Company ROE for the 2024 performance period was approximately 23.6%.

2024 Compensation Highlights

Compensation decisions by the compensation committee for 2024 demonstrate the link between the compensation opportunities for our named executive officers and performance for our stockholders, consistent with the design contemplated by the Employment Agreements in effect during 2024 for the named executive officers, other than Mr. Macdowell who joined in December 2024:

●

for 2024 annual cash bonuses, our ROE (carrying 35% of the weighting) for the Annual Cash Bonus Measurement Period was approximately 23.6%, which placed us 2nd across the 32 companies in the iShares Mortgage Real Estate ETF; our Relative Economic Return (carrying 35% of the weighting) for the Annual Cash Bonus Measurement Period was approximately 15.46%, which placed us 5th across the 32 companies in the iShares Mortgage Real Estate ETF; and combined with achievement of strategic goals by each named executive officer during the 2024 calendar year carrying 30% of the weighting, resulting in 2024 annual cash bonuses being awarded to the named executive officers ranging from 166% to 189% of the target;

●	the named executive officers received a fixed grant of RSUs in early 2024 vesting ratably over three years.
●	the named executive officers received a grant of PSUs in early 2024 that become earned based on our Relative Economic Return and Relative TSR performance in the LTI Measurement Period; and
●

for the 2022 PSUs, which were earned based on Relative Economic Return for the three-year period beginning October 1, 2021 and ending September 30, 2024 under the NEOs’ prior employment agreements, our Relative Economic Return for that period was approximately -17.56%, which placed us 20th across the 32 companies included in the iShares Mortgage Real Estate ETF. This performance resulted in shares being issued pursuant to the 2022 PSU award at 62.4% of the target award amount.

Mr. Macdowell joined the Company as the Chief Investment Officer on December 2, 2024. As noted above, Mr. Macdowell voluntarily waived his prorated 2024 annual cash bonus. He also received no long-term incentive compensation for 2024.

Compensation Policies

The compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders:

What We Do and How We Do It

Provide a majority of compensation in performance-based compensation	For our CEO, 58% of target total direct compensation is performance-based
Pay for performance based on measurable goals for both annual and long-term awards	Use of multiple, balanced measures, focused on ROE, TSR and Economic Return
Balanced mix of cash and stock-based awards tied to annual and long-term performance	Majority of cash incentive compensation is tied to ROE and Economic Return; stock portion is evenly split between time-based and performance-based vesting on 3-year Relative TSR and Relative Economic Return
Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
Receive advice from independent compensation consultant	Compensation consultant (Frederic W. Cook & Co.) provides no other services to the Company
Compensation recovery (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated

What We Don’t Do and The Reasons Why

No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
No change in control excise tax gross up	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
No single trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)
No hedging or pledging transactions permitted	Policy prohibits hedging and pledging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Key Design Features and 2024 Actions

Our named executive officers (other than Mr. Macdowell), pursuant to their Employment Agreements in effect during 2024, received compensation for 2024 primarily in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result. Because Mr. Macdowell joined the Company in December 2024, he received a base salary and voluntarily waived his prorated 2024 annual cash bonus to which he was otherwise entitled under the Macdowell Employment Agreement. Starting in 2025, Mr. Macdowell, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result. As noted above, Mr. Yarlagadda was not eligible to receive 2024 incentive compensation due to his March 2024 retirement (see “Departure and Addition of Officers” below). The below discussions of 2024 incentive compensation generally exclude Mr. Macdowell and Mr. Yarlagadda.

Overview of Elements of Compensation

Each executive’s base salary is fixed during the one-year term of the Employment Agreement and represents a smaller portion of the total annual compensation, helping us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. The base salary levels in effect for 2024 were as follows:

2024 Base Salary
Name	Amount
Phillip J. Kardis II	$850,000
Subramaniam Viswanathan	$700,000
Jack L. Macdowell, Jr.	$750,000*
Dan Thakkar	$500,000
Miyun Sung	$350,000
Choudhary Yarlagadda	$800,000**

*Received prorated amount of $60,484 for the period from December 2, 2024 through December 31, 2024.

**Received prorated amount of $167,179 for the period from January 1, 2024 through March 15, 2024.

The Employment Agreements provided a total target incentive award amount and the weighting among the three components. The compensation committee believes the allocation of incentive compensation opportunities reflected in the Employment Agreements in effect during 2024 represented an appropriately balanced approach to providing incentive compensation opportunities. The chart below summarizes the 2024 target incentive award and the three components for each applicable executive, as well as certain post- employment and other benefits.

Overview of Compensation Elements
Compensation Element	Description	Objectives
Term (including Macdowell Employment Agreement)	● 1 year with an automatic extension for 1 year if notice not given, with compensation committee discretion to change incentive targets and metrics	● The 1 year term provides the compensation committee with year-to-year flexibility on compensation decisions
Base Salary (including Macdowell Employment Agreement)	● $350,000 to $850,000	● Fixed cash compensation for the term of each executive’s Employment Agreement ● Reflects current market competitive level ● Assists with recruitment, stability and retention
Cash v. Stock Mix	● 48% cash and 52% stock for CEO ● 50% to 52% cash for other NEOs	● Large percentage awarded in stock for increased focus on Company success and alignment with stockholders
Fixed v. Performance Compensation Mix	● 58% of total target compensation based on performance for CEO ● 50% to 58% of total target compensation based on performance for other NEOs	● Heavily performance-based for both annual cash bonuses and long-term incentive compensation
Annual Cash Incentive

●  Target of $250,000 to $1,750,000

●  Payout ranges from 0% to 200% of target

●  Payout is based 35% on Relative ROE performance with cap based on the Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative Economic Return performance with cap based on the Company’s Economic Return performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2024 calendar year

●  ROE and Economic Return performance metrics and individual performance component to emphasize our focus on pay-for-performance

●  Caps payout at 100% of target if the Company’s ROE and Economic Return performance is negative for the year

Long-Term Incentives

●  LTI Target: $400,000 to $2,800,000

●  Half of long-term incentive compensation opportunity in the form of an RSU award that vests ratably over 3 years

●  Half of long-term incentive opportunity in the form of a PSU award that cliff vests in 3 years based on performance over a 3-year period

●  PSU payout ranges from 0% to 200% of target

●  PSU payout based 50% on Relative Economic Return, with cap based on Company’s Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on company’s TSR for the LTI Measurement Period

●  Higher LTI targets compared to annual cash incentive targets reflects greater focus on long-term incentives

●  Aligns NEO interests with stockholders and encourages retention

●  50% of target is performance- based, with added performance measure based on TSR

●  Caps payout at 100% of target if the Company’s Economic Return and TSR is negative for the 3-year period

Post-Employment Benefits (including Macdowell Employment Agreement)

●  Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)

●  Severance amounts are not excessive (generally, 1.0-2.0x salary and cash bonus, even in connection with a termination following a change in control)

●  No single-trigger vesting of equity awards upon a change in control (if awards are assumed)

●  No 280G or other tax gross-ups agreements

●  Per negotiated employment agreements

●  Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team

●  Change in control provisions ensure that management will be able to fairly assess potential transactions

●  Competitive with peer companies

●  Assists with recruitment and retention

Other Benefits (including Macdowell Employment Agreement)	● 401(k), health care and life insurance programs, same as other non-executive employees ● No executive perquisites	● Aligns NEO interests with other non- executive employees

*Information in the table above for the 2024 calendar year includes the employment agreement for Mr. Macdowell, who joined the Company on December 2, 2024.

2024 Incentive Compensation Decisions

General. The compensation design reflected in the Employment Agreements weighs compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the Employment Agreements in effect during 2024 was appropriately tied to our business strategy and encouraged our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns.

Unless otherwise noted, the discussion in this section does not apply to Messrs. Macdowell’s or Yarlagadda’s incentive compensation for 2024.

The 2024 compensation design for named executive officers included an incentive award opportunity broken into three key components:

●

an annual cash bonus payable in cash ranging from 0% to 200% of the target, which payout is based 35% on Relative ROE performance with cap based on the Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative Economic Return performance with cap based on the Company’s Economic Return performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2024 calendar year;

●	50% of the long-term incentive bonus granted in early 2024 as an award of fixed amount of RSUs vesting ratably over three years, and

●	50% of the long-term incentive bonus granted in early 2024 as a PSU award that becomes earned based 50% on Relative Economic Return, with cap based on the Company Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on the Company’s TSR for the LTI Measurement Period, ranging from 0% to 200% of target.

Relative ROE, Relative TSR and Relative Economic Return are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends. Providing RSUs and PSUs as part of our compensation mix encourages retention and aligns the interests of the named executive officers with the long-term interests of our stockholders.

The compensation committee, exercising its discretion under the Employment Agreements, established performance metrics for the 2024 annual cash bonus as ROE, Economic Return and individual performance, weighted 35%, 35% and 30%, respectively. The following chart and discussion summarize the 2024 target incentive award and the three components for our named executive officers.

2024 Incentive Compensation Targets per Employment Agreements
	2024 Annual Cash	Fixed LTI Bonus	LTI Bonus (PSU	Total target
Name	Bonus	(RSU award)	award)	Incentive award*
Phillip J. Kardis II	$1,750,000	$1,400,000	$1,400,000	$4,550,000
Subramaniam Viswanathan	$750,000	$650,000	$650,000	$2,050,000
Dan Thakkar	$500,000	$500,000	$500,000	$1,500,000
Miyun Sung	$250,000	$200,000	$200,000	$650,000

*The total target incentive award is subject to review and potential adjustment by the compensation committee.

2024 Annual Cash Bonus. The amount of the annual cash bonus for 2024 was determined based 35% on Relative ROE performance with cap based on the Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative Economic Return performance with cap based on the Company’s Economic Return performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2024 calendar year.

The annual cash bonus earned for the year is payable in cash between December 1, 2024 and January 30, 2025. We use the four quarters starting in the fourth quarter of the prior year and through the third quarter of the most recent year in order to timely settle annual cash bonuses, as we would not be able to meet our January 30 deadline if we used the full calendar year.

Relative ROE Performance (35% of weighting) over Annual Cash Bonus Measurement Period. The following chart summarizes the ROE performance goals and results for 2024:

	Percentage of the ROE
Relative ROE	Component Payable
Less than Threshold	0%	2024 ROE Result 23.6% 97th Percentile
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%

In accordance with the Employment Agreements in effect during 2024, the Threshold was set at the lesser of (x) the average of the weekly 2-year Treasury note rates published in the U.S. Reserve H.15 Report for the 52 weeks in the Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative ROE. The percentage of target payable for Relative ROE achieved between the percentiles set forth in the above table (if performance is above the Threshold) is determined by linear interpolation. If the achieved Relative ROE is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative ROE will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company ROE for the Annual Cash Bonus Measurement Period is at or below zero, achievement of the ROE component shall be deemed to not exceed 100%. Average weekly 2-year Treasury note rates plus 100 basis points was 5.5% during the Annual Cash Bonus Measurement Period and the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents was 1.0%, meaning that the threshold goal for the 2024 performance period was 1.0%.

Relative Economic Return (35% of weighting) over Annual Cash Bonus Measurement Period. The following chart summarizes the Economic Return performance goals and results for 2024:

	Percentage of the
Relative Economic	Economic Return
Return	Component Payable
Less than Threshold	0%	2024 Economic Return Result 15.46% 87th Percentile
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%

In accordance with the Employment Agreements in effect during 2024, the Threshold was set at the lesser of (x) the average of the weekly 2-year Treasury note rates published in the US. Reserve H.15 Report for the 52 weeks in the Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative Economic Return. The percentage of target payable for Relative Economic Return achieved between the percentiles set forth in the above table (if performance is above the Threshold) is determined by linear interpolation. If the achieved Relative Economic Return is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative Economic Return will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company Economic Return for the Annual Cash Bonus Measurement Period is at or below zero, achievement of the Economic Return component shall be deemed to not exceed 100%. Average weekly 2-year Treasury note rates plus 100 basis points was 5.5% during the Annual Cash Bonus Measurement Period and the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents was -2.35%, meaning that the threshold goal for the 2024 performance period was -2.35%.

We set the threshold goals for the ROE and Economic Return components at the lesser of these two external benchmarks to discourage any excessive risk-taking in strong markets. Greater use of debt leverage enables many mortgage REITs to enhance their ROE but presents a greater risk to equity investors. By incorporating an absolute benchmark into the threshold goal, we provide an opportunity for our management team to still earn some level of bonus, albeit well below target, even if other mortgage REITs are taking on higher levels of leverage and commensurately higher levels of risk to generate higher levels of ROE and Economic Return.

We compete with the other 31 constituents (excluding Chimera) of the iShares Mortgage Real Estate ETF for investor capital, and our investors primarily allocate their portfolio dollars in our sector based on sustainable and growing dividends. We aim to generate consistent earnings in order to deliver those sustainable and growing dividends by carefully managing our equity capital, using an appropriate amount of debt leverage, managing our cost of capital, and selecting appropriate investments that will yield strong levels of net investment income and total shareholder return. ROE and Economic Return encapsulate all these critical activities, and delivering stronger ROE and Economic Return than our competitors for investor capital directly connects our management team to the efforts valued most closely by our stockholders.

2024 Strategic Goals (30% of weighting) over Annual Cash Bonus Measurement Period. Achievement of strategic goals by each named executive officer is a component (weighted 30%) of performance measurement for purposes of determining actual Annual Cash Bonus amounts. As with the other components of the Annual Cash Bonus, the strategic goals component had a potential achievement range of 0% to 200%. The compensation committee exercised its discretion in setting the strategic goals for each named executive officer and in determining such named executive officer’s level of achievement of such strategic goals during the 2024 calendar year.

With respect to Mr. Kardis, the compensation committee determined achievement at 200% of his target level for his leadership role in the Company’s achievements, as outlined above in “—2024 Performance Highlights.” In particular, the compensation committee noted Mr. Kardis’ overall leadership in shaping the strategic vision of the Company in 2024 and executing on that strategic vision, particularly in positioning the Company for future opportunities through both organic and external growth, including the acquisition of Palisades. Mr. Viswanathan was determined to have achieved at 175% of his target level for his role in the Company’s achievements, as outlined above in “—2024 Performance Highlights.” In addition, the compensation committee noted Mr. Viswanathan’s role in managing the Company’s cash flow and capital raising activities, enhancing the Company’s accounting, finance, tax and internal control functions, and successfully integrating Palisades’ accounting function into the Company’s public company accounting framework. Mr. Thakkar was determined to have achieved at 125% of his target level for his role in the Company’s achievements, as outlined above in “—2024 Performance Highlights.” In addition, the compensation committee noted Mr. Thakkar’s role in refreshing the Company’s capital allocation strategy, thought leadership on liquidity, leverage and risk management, and enhancing the Company’s deal surveillance and analytics tools. Ms. Sung was determined to have achieved at 160% of her target level for her role in the Company’s achievements, as outlined above in “—2024 Performance Highlights.” In addition, the compensation committee noted Ms. Sung’s role in supporting the Company’s capital markets activities, corporate transactions and other business activities, advising on public company disclosures, governance and compliance matters, facilitating the Board function and enhancing the Board’s interactions with management, and successfully integrating Palisades’ legal function into the Company’s existing legal department. The compensation committee also noted the leadership of each named executive officer in managing personnel and continuing to improve operations and processes to better position the Company for the future.

Based on the results of the ROE and Economic Return components for the Annual Cash Bonus Measurement Period and each named executive officer’s achievement of the strategic goals during the 2024 calendar year, the amount of Annual Cash Bonus earned and paid to the named executive officers ranged from 166% to 189% of target, as reflected in the table below and also included in the Summary Compensation Table as 2024 compensation under the “Non-Equity Incentive Plan” column:

2024 Annual Cash Bonus
Name	2024 Annual Cash Bonus Target	2024 Annual Cash Bonus Actual
Phillip J. Kardis II	$1,750,000	$3,302,163
Subramaniam Viswanathan	$750,000	$1,358,963
Dan Thakkar	$500,000	$830,975
Miyun Sung	$250,000	$441,738

Fixed LTI Bonus (RSU Award). In accordance with the Employment Agreements in effect during 2024, each named executive officer received an annual “Fixed LTI” RSU bonus based on the fixed amount set forth on the chart below. The RSUs were granted in early 2024 and vest ratably over three years subject to the executive’s continued employment. The number of RSUs granted is based on the dollar value of the award and the average daily volume weighted average price (“VWAP”) for the Company’s common stock for the 20 consecutive trading days ending on December 29, 2023. Proxy disclosure rules require us to report the grant date fair value of our RSU grants using the closing stock price on the date of grant, creating the difference between the intended values below and those reported in the Summary Compensation Table. The following chart summarizes the Fixed LTI RSU bonus awards for 2024:

2024 Fixed LTI Bonus (RSU Award)
Name	Amount	# Shares*	Vesting
Phillip J. Kardis II	$1,400,000	91,150	3-year ratable
Subramaniam Viswanathan	$650,000	42,320	3-year ratable
Dan Thakkar	$500,000	32,554	3-year ratable
Miyun Sung	$200,000	13,022	3-year ratable

* The total share numbers reflect a 1-for-3 reverse stock split that became effective following the close of business on May 21, 2024.

LTI Bonus (PSU Award): 2024-2026. In accordance with the Employment Agreements in effect during 2024, the PSU bonus for 2024 was provided as an award of PSUs under our equity compensation plan granted early in 2024 with a three-year performance period (2024-2026), i.e. the LTI Measurement Period. The target number of PSUs granted was based on the target value of the award and the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 29, 2023. On this basis, the target number of PSUs granted for the PSU bonus for 2024 was as follows:

2024-2026 LTI Bonus (Target PSU Award)
Name	Amount	Target PSUs (#) Performance Period
Phillip J. Kardis II	$1,400,000	91,150	3-year performance period
Subramaniam Viswanathan	$650,000	42,320	3-year performance period
Dan Thakkar	$500,000	32,554	3-year performance period
Miyun Sung	$200,000	13,022	3-year performance period

The grant date fair value of this award for accounting purposes is included in the Summary Compensation Table as 2024 compensation under the “Stock Awards” column.2

The actual number of PSUs earned is based 50% on our Economic Return and 50% on our TSR performance for the LTI Measurement Period, relative to the Economic Return and TSR performance of the companies included in the iShares Mortgage Real Estate ETF for that period, as follows:

Relative Economic Return Goals (50% weighting) over LTI Measurement Period:

Relative Economic Return Goals
Relative Economic Return	% of Economic Return PSUs
Less than the threshold	0%
50th percentile	100%
75th percentile	150%
100th percentile	200%

The threshold is the lesser of (x) the average weekly interest rate on the 2-year U.S. Treasury note during the applicable LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative Economic Return. For any Relative Economic Return achieved between the percentiles specified in the above table (if performance is above the threshold), the percentage of the target PSUs that will vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative Economic Return is at or above the threshold but below the 50th percentile, the percentile corresponding to the achieved Relative Economic Return will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company Economic Return for the LTI Measurement Period is at or below zero, achievement of the Relative Economic Return metric shall be deemed to not exceed 100%.

Relative TSR Goals (50% weighting) over LTI Measurement Period:

Relative TSR Goals
Relative TSR	% of TSR PSUs
Less than the threshold	0%
50th percentile	100%
75th percentile	150%
100th percentile	200%

2 Grant date fair value for accounting purposes differs from the intended values reported above because we calculate the number of target shares using 20-day average VWAP for the 20 consecutive trading days ending on the last day of the prior fiscal year rather than our closing price on the date of grant, and we must incorporate our best estimate of our performance at the time grants are made, which occurs about one or two quarters into the three-year performance period. Also, for the portion of the PSUs earned based on relative TSR, the grant date fair value is based on a Monte Carlo simulation value.

The threshold is the lesser of (x) the average weekly interest rate on the 2-year U.S. Treasury note during the applicable LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative TSR. For any Relative TSR achieved between the percentiles specified in the above table (if performance is above the threshold), the percentage of the target PSUs that will vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative TSR is at or above the threshold but below the 50th percentile, the percentile corresponding to the achieved Relative TSR will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company TSR for the LTI Measurement Period is at or below zero, achievement of the TSR metric shall be deemed to not exceed 100%.

PSUs, to the extent earned, are payable by delivery of one share of our common stock for each PSU earned, payable by March 15th following the end of the LTI Measurement Period. We use the twelve quarters starting in the fourth quarter of the year prior to grant and through the third quarter of the third year in order to timely settle the PSUs. The named executive officer generally must remain employed with us for the full performance period to earn the full PSU, also encouraging retention.

PSU Bonus Earned: October 2021 – September 2024.

In accordance with prior employment agreements, the PSU bonus for 2022 was provided as an award to Messrs. Kardis, Yarlagadda and Viswanathan in early 2022 under our equity compensation plan, with Relative Economic Return measured over a three-year performance measurement period (October 2021 through September 2024) with the Relative Economic Return goals listed below. Messrs. Thakkar and Macdowell and Ms. Sung did not receive this award because they were not executive officers of the Company when the grants were awarded in 2022. The threshold goal for the 2022 PSU performance measurement period was -43%, determined as follows: the lesser of (i) the average weekly 2-year Treasury note rates plus 100 basis points during the performance measurement period and (ii) the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents, which was -43% during the performance measurement period.

The Company’s Relative Economic Return over the three-year performance measurement period was 20th among the companies included in the iShares Mortgage Real Estate ETF, placing the Company at the 41st percentile.

Relative Economic Return Goals
Relative Economic Return	% of Target Earned
Less than the threshold	0%
50th percentile	100%
75th percentile or above	200%

Based on this performance, the number of 2022-2024 PSUs earned was 62.4% of target:

2022 PSU Bonus Earned Amounts
	2022-2024 PSUs	2022-2024 PSUs
Name	Target (#)	Actual (#)
Phillip J. Kardis II	10,782	6,728
Subramaniam Viswanathan	8,168	5,097
Choudhary Yarlagadda	12,939	8,074

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents (as additional stock units) as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total shareholder return. The compensation committee believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Departure and Addition of Officers

As previously disclosed, on January 10, 2024, the Company and Mr. Yarlagadda mutually agreed that Mr. Yarlagadda would retire from employment with the Company and resign from the Board of Directors effective no later than March 31, 2024. On mutual agreement of the Company and Mr. Yarlagadda, he retired on March 15, 2024 (the “Separation Date”).

Mr. Yarlagadda met the requirements for retirement under the terms of his Employment Agreement and therefore received the benefits for retirement as described in his Employment Agreement, subject to conditions. In addition, as consideration for his transition services and his continued cooperation, the Company agreed, subject to certain conditions, that: (i) Mr. Yarlagadda’s unvested Promotion RSUs (one-time promotion grant in 2021) would remain outstanding and eligible to vest on January 15, 2025, as if he had remained employed by the Company through such vesting date; (ii) the Company would reimburse him for 100% of his COBRA premiums during the 12-month period following the Separation Date; (iii) the Company will waive the noncompetition provision of the Employment Agreement, effective from and after the Separation Date; and (iv) the Company would reimburse him up to $6,000 for the reasonable attorneys’ fees and expenses he incurred (if any) relating to the review and negotiation of the Transition Agreement. Due to his retirement, Mr. Yarlagadda was not eligible to receive an annual long-term incentive award or annual cash bonus for 2024.

Because Mr. Macdowell joined the Company in December 2024, he received a base salary and was entitled to a prorated fixed annual bonus for 2024, but he voluntarily waived his entitlement to that prorated bonus. Starting in 2025, Mr. Macdowell, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target ($850,000 for annual cash incentive compensation and $1,400,000 for LTI compensation) depending on the performance goals and results.

As previously disclosed, Mr. Thakkar ceased to serve as the Chief Credit & Risk Officer of the Company on April 2, 2025, and will separate from employment with the Company on July 1, 2025, as mutually agreed between Mr. Thakkar and the Company. In connection with Mr. Thakkar’s departure, Mr. Thakkar is expected to receive (i) the payments and benefits for a termination without cause provided under his Employment Agreement, subject to conditions provided therein, and (ii) reimbursement from the Company for Mr. Thakkar’s COBRA premium for an additional six-month period beyond the 12-mointh period provided for in his Employment Agreement.

Governance

Compensation Committee Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the Employment Agreements, and actions on compensation under such employment agreements, are under the primary direction of the compensation committee.

Under our executive compensation philosophy, we provide compensation in the forms and at the levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer-term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

The compensation committee engaged Frederic W. Cook & Co. (“FW Cook”) to advise the compensation committee on executive compensation design. As part of this assignment, FW Cook reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FW Cook provides no other services to the Company.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO, subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In designing the new employment agreements, the compensation committee engaged FW Cook to refresh our peer companies for 2022, which peer group remained unchanged in 2023 and 2024, for purposes of analyzing the competitiveness of our total direct compensation opportunities. Our prior peer group included 15 companies primarily focused in the broader mortgage financing industry, with preference given to internally-managed mortgage REITs with similar investment strategies. Five prior peers were acquired or externalized their management team since the last time the compensation committee reviewed the group. The compensation committee approved the removal of these five companies and the addition of seven new companies. Potential additions to the group were evaluated based on their reasonableness in terms of size, business fit, and overlap in peer group networks (for example, companies naming us a peer in their own compensation benchmarking peer group). The compensation committee also considered the overall peer group sample in approving the 17-company group shown below with a desire to use a meaningful sample size against which Chimera was reasonably positioned in overall size. We use this peer group to review our compensation levels and mix against comparable companies to ensure we are competitive and delivering compensation in line with performance. As noted earlier, we use the iShares Mortgage Real Estate ETF Group when measuring our relative performance for purposes of our annual cash bonuses and PSU awards. That group provides a larger base for measuring relative performance and represents a group that we compete with for investor capital.

AGNC Investment Corp.	MFA Financial, Inc.
AllianceBernstein Holding L.P.	MGIC Investment Corporation
Annaly Capital Management, Inc.	Mr. Cooper Group Inc.
Arbor Realty Trust, Inc.	New York Mortgage Trust, Inc.
Broadmark Realty Capital Inc.	PennyMac Financial Services, Inc.
Federated Hermes, Inc.	Radian Group Inc.
iStar Inc.	Redwood Trust, Inc.
Ladder Capital	Two Harbors Investment Corp.
Walker & Dunlop, Inc.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our design includes appropriate features intended to limit unnecessary or excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 200% of target depending on the performance goal, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Say-On-Pay

At the 2024 annual meeting of stockholders, the Company’s stockholders voted, on an advisory basis, on the compensation paid to the Company’s named executive officers, also commonly referred to as “say-on-pay.” The stockholders voted overwhelmingly (over 92%) to approve, on an advisory basis, the compensation of the Company’s named executive officers. The Company’s Board of Directors considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the overall structure of compensation arrangements for named executive officers, keeping the same mix of base salary, annual cash incentives and LTI compensation, as well as the same target amounts. See “---2024 Actions” for discussion.

Say-On-Frequency

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that a “say-on-frequency” vote be held at least every six years, the Company held a vote, on an advisory basis, on whether to hold an advisory vote on executive compensation every one, two or three years, at our 2023 annual meeting of stockholders. At that meeting, the stockholders voted, on an advisory basis, on the frequency of future advisory votes on executive compensation and voted overwhelmingly to recommend that future advisory votes on the compensation of our named executive officers be held every year. The Board of Directors adopted that recommendation and, accordingly, an advisory vote on executive compensation is being held at this 2025 Annual Meeting. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the next “say-on-frequency” vote will be held at the Company’s 2029 Annual Meeting of Stockholders.

Other Features and Policies

Stock Ownership and Retention Requirements

Per the Company’s Corporate Governance Guidelines, each named executive officer is subject to stock ownership and retention requirements. Shares of our stock received from equity awards (including any vested restricted stock, vested and unvested RSUs and vested deferred stock units but excluding unvested PSUs), after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary―5x for the CEO and 3x for the other named executive officers. Per the Employment Agreements, once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally available to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide any pension plans or supplemental retirement plans for our named executive officers.

All our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

The compensation committee previously established a Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation Plans.” Under this program, named executive officers could elect to defer payment of RSU and PSU awards after vesting until termination of employment or an earlier specified date. Amounts deferred are tracked as deferred stock units (“DSUs”) which continue to receive dividend equivalents and are paid in actual shares. On November 5, 2024, the compensation committee terminated the Executive Officer Plan (as defined below under “Nonqualified Deferred Compensation”) component of the Stock Award Deferral Program. The Executive Officer Plan will be liquidated on November 30, 2025, and all amounts outstanding under the Executive Officer Plan on the liquidation date will be paid at that time in accordance with applicable tax rules.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Incentive Compensation Recovery (Clawback) Policy

In November 2023, the Company’s Board of Directors adopted an incentive compensation recovery policy, consistent with newly adopted NYSE listing requirements implementing the clawback provisions of the Dodd-Frank Act, that requires that following certain accounting restatements due to material noncompliance with any financial reporting requirement under the securities laws, the Company shall recover reasonably promptly certain erroneously awarded incentive compensation that was received based on the restated financial results. Each officer to whom the incentive compensation recovery policy applies entered into an acknowledgement and agreement of the policy.

Severance Protection under the Employment Agreements

Each Employment Agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of such severance benefits depends on whether the involuntary termination occurs in connection with a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

The Employment Agreements also include a 90-day advanced notice requirement for the executive to resign and certain post- employment covenants, including customary non-solicitation and non-competition covenants for twelve months post-employment, and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation, (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

Equity Awards, including RSUs and PSUs, and to the extent applicable, options or awards with option-like features are granted to NEOs generally during the first quarter of each year at a regularly scheduled compensation committee meeting. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information. We also do not time the release of material nonpublic information based on equity award grant dates.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerard Creagh, Chair
Kevin G. Chavers
Debra W. Still

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2024, 2023, and 2022, to our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers serving in their positions on December 31, 2024.

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Phillip J. Kardis II	2024	$850,000	$0	$2,617,466	$3,302,163	$20,700	$6,790,329
President, Chief Executive Officer and Director	2023	$850,000	$0	$2,670,453	$2,606,625	$19,800	$6,146,878
	2022	$750,000	$0	$1,463,378	$3,712,500	$18,300	$5,944,178

Subramaniam Viswanathan	2024	$700,000	$0	$1,215,257	$1,358,963	$20,700	$3,294,920
Chief Financial Officer	2023	$700,000	$0	$1,239,851	$1,004,625	$19,800	$2,964,276
	2022	$500,000	$0	$1,108,606	$2,500,000	$18,300	$4,126,906

Jack L. Macdowell, Jr.	2024	$60,484	$69,672(6)	$0	$0	$0	$130,156
Chief Investment Officer

Dan Thakkar	2024	$500,000	$0	$934,815	$830,975	$20,700	$2,286,490
Chief Credit & Risk Officer	2023	$500,000	$0	$1,088,067(8)	$669,750	$19,800	$2,277,617
	2022	$300,000	$650,000(7)	$0	$0	$18,000	$968,000

Miyun Sung	2024	$350,000	$0	$373,932	$441,738	$20,700	$1,186,369
Chief Legal Officer and Corporate Secretary	2023	$50,705	$94,384(9)	$0	$0	$0	$145,089

Choudhary Yarlagadda	2024	$167,179	$0	$0	$0	$86,285	$253,464
Former President, Chief Operating Officer,	2023	$800,000	$0	$2,288,950	$2,263,200	$19,800	$5,371,950
Co-Chief Investment Officer and Director	2022	$800,000	$0	$1,756,036	$4,455,000	$18,300	$7,029,336

(1)	All listed named executive officer positions are those held as of December 31, 2024, other than Mr. Yarlagadda who served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until he retired on March 15, 2024. On March 18, 2024, Mr. Kardis was appointed President, which is in addition to his existing positions as Chief Executive Officer and Director. On December 2, 2024, Mr. Thakkar was appointed Chief Credit & Risk Officer and Mr. Macdowell joined the Company as its Chief Investment Officer. Mr. Thakkar ceased to serve as the Chief Credit & Risk Officer of the Company on April 2, 2025, and will separate from employment with the Company on July 1, 2025, as mutually agreed between Mr. Thakkar and the Company.
(2)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable fiscal year.

(3)	The amounts in this column represent the aggregate grant date fair value of the awards detailed under “Grants of Plan-Based Awards in 2024” in this Proxy Statement, which for 2024 were comprised of:

•	An RSU award for the 2024 Fixed LTI bonus, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures; and

•

PSUs awarded in early 2024 representing the LTI bonus for 2024, to be earned 50% based on the Company’s Relative Economic Return and 50% based on the Relative TSR performance for the period 2024-2026. 50% of the amount shown for 2024 represents the Relative Economic Return component of the LTI bonus and uses the grant date fair value computed in accordance with FASB ASC Topic 718 based on an assumed probable outcome of target performance by the Company. 50% of the amount shown for 2024 represents the relative TSR component of the LTI bonus and is calculated based on a Monte Carlo simulation fair value as of the grant date of $14.73 per share. The grant date fair value of the Relative Economic Return component of the LTI bonus for 2024 (measured at target) was as follows: Mr. Kardis: $671,317; Mr. Viswanathan: $311,684; Mr. Thakkar: $239,758; and Ms. Sung: $95,905. If these awards were valued based on assumed maximum (200%) performance, the grant date fair value would be as follows: Mr. Kardis: $1,342,635; Mr. Viswanathan: $623,369; Mr. Thakkar: $479,516; and Ms. Sung: $191,809.

Actual payout amounts for PSUs will depend on performance results. See “Compensation Discussion and Analysis -- Key Design Features and 2024 Actions” for additional information about the PSU bonus.

See Note 13 (Equity Compensation, Employment Agreements and other Benefit Plans) to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2024, for additional information on the assumptions used in the grant date fair value for our equity compensation awards.

(4)	For 2024, the amounts in this column represent the annual cash bonus earned for performance in 2024. See “Compensation Discussion and Analysis -- Key Design Features and 2024 Actions” for additional information.
(5)

The amounts in this column for 2024 represent matching contributions of up to 6% of each named executive officer’s base salary that were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan. As noted earlier, Mr. Yarlagadda retired from the Company effective March 15, 2024. The Company made $14,277 in 401(k) matching contributions and, in connection with his retirement, paid out $70,769 for Mr. Yarlagadda’s accrued vacation. In addition, the Company agreed to reimburse Mr. Yarlagadda up to $6,000 for reasonable attorneys’ fees and expenses incurred relating to the review and negotiation of the Transition Agreement. Mr. Yarlagadda sought and received reimbursement for $1,239.

(6)	For Mr. Macdowell, represents the prorated 2024 annual bonus that he was entitled to but voluntarily waived.
(7)	For Mr. Thakkar, the $650,000 bonus represents his discretionary 2022 performance bonus earned under the annual incentive compensation program applicable to non-executive officers.
(8)	For Mr. Thakkar, the $1,088,067 stock award includes the 8,068 RSUs granted to him on January 1, 2023, as part of his compensation for 2022.
(9)

For Ms. Sung, the $94,384 bonus represents her bonus for the 2023 calendar year, equal to the product of (i) the number of days during the period commencing on November 9, 2023, and ending on December 31, 2023, divided by 365, and (ii) $650,000, as set forth in her employment agreement, dated November 9, 2023.

Grants of Plan Based Awards in 2024

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2024.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts under Equity Incentive Plan Awards (3)
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (4) (#)	Maximum (4) (#)	All Other Stock Awards (4)(5) (#)	Grant Date Fair Value of Stock and Option Awards (6)
Phillip J. Kardis II	Annual Cash
	Bonus	1/17/2024	$0	$1,750,000	$3,500,000
	RSU	1/17/2024							91,150	$1,342,635
	PSU	1/17/2024				0	91,150	182,299		$1,274,832

Subramanian	Annual Cash
Viswanathan	Bonus	1/17/2024	$0	$750,000	$1,500,000
	RSU	1/17/2024							42,320	$623,369
	PSU	1/17/2024				0	42,320	84,639		$591,889

Jack L.	-	-	-	-	-		-	-	-	-
Macdowell, Jr.

Dan Thakkar	Annual Cash
	Bonus	1/17/2024	$0	$500,000	$1,000,000
	RSU	1/17/2024							32,554	$479,516
	PSU	1/17/2024				0	32,554	65,107		$455,300

Miyun Sung	Annual Cash
	Bonus	1/17/2024	$0	$250,000	$500,000
	RSU	1/17/2024							13,022	$191,809
	PSU	1/17/2024					13,022	26,043		$182,123

Choudhary Yarlagadda	-	-	-	-	-		-	-	-	-
(1)	Type of Award:

Annual Cash Bonus = annual cash bonus for 2024

RSU = Time-vesting RSU granted as the 2024 Fixed LTI Bonus

PSU = Performance-vesting PSUs granted as the 2024-2026 LTI Bonus

(2)	The 2024 cash bonus awards were earned based 35% on Relative ROE, 35% on Relative Economic Return and 30% on achievement of strategic goals by each named executive officer during the 2024 cash bonus measurement period. See “Compensation Discussion and Analysis -- Key Design Features and 2024 Actions” for additional information on the 2024 goals and results. The actual amounts paid are included as 2024 compensation under the “Non-Equity Incentive Plan” column in the Summary Compensation Table.
(3)	The PSUs granted in 2024 represent the 2024 performance-based bonus opportunity and may be earned based 50% on our Relative Economic Return and 50% on our Relative TSR performance for 2024-2026. See “Compensation Discussion and Analysis -- Key Design Features and 2024 Actions” for additional information. The number of target PSUs was determined based on the applicable LTI bonus dollar denominated amount divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 29, 2023.
(4)	The share numbers reflect a 1-for-3 reverse stock split that became effective following the close of business on May 21, 2024.
(5)	The RSUs granted in 2024 represent the Fixed LTI bonus for 2024. The numbers of shares granted were based on the applicable dollar amount of the award for the specific named executive officer divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 29, 2023. Each of these awards vest in equal annual installments over three years following the grant date, subject to continued employment.
(6)	See footnote (3) under the Summary Compensation Table for information on how the grant date fair value for RSU and PSU grants made in 2024 are determined.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of December 31, 2024. The share numbers have been adjusted to reflect a 1-for-3 reverse stock split that became effective following the close of business on May 21, 2024.

Stock Awards
	Award		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Type	Grant Date	(#)(1)	($) (2)	(#)(1)(3)	($)(2)
Phillip J.	RSU	1/1/2022(4)	4,998	$69,973
Kardis II	RSU	3/27/2023(5)	30,729	$430,212
	PSU	3/27/2023(6)			92,188	$1,290,625
	RSU	1/17/2024(7)	65,449	$916,287
	PSU	1/17/2024(8)			196,346	$2,748,850

Subramaniam	RSU	1/1/2022(4)	3,786	$53,010
Viswanathan	RSU	3/27/2023(5)	14,267	$199,743
	PSU	3/27/2023(6)			42,801	$599,218

	RSU	1/17/2024(7)	30,387	$425,422
	PSU	1/17/2024(8)			91,162	$1,276,258
Jack L. Macdowell, Jr.	-	-	-	-	-	-

Dan Thakkar	RSU	1/1/2023(9)	6,585	$92,190
	RSU	3/27/2023(5)	10,975	$153,648
	PSU	3/27/2023(6)			32,924	$460,938
	RSU	1/17/2024(7)	23,375	$327,250
	PSU	1/17/2024(8)			70,124	$981,738

Miyun Sung	RSU	1/17/2024(7)	9,350	$130,904
	PSU	1/17/2024(8)			28,050	$392,702

Choudhary Yarlagadda	RSU-P	1/2/2021(11)	50,675	$709,447
	PSU	3/27/2023(6)			79,018	$1,106,245
(1)	Includes associated dividend equivalent rights (“DERs”).
(2)	Reflects fair value of unvested awards using December 31, 2024, closing price of our common stock of $14.00 per share.
(3)	The number of PSUs shown in the table assumes 100% target payout for the 2023 grants and 200% target payout for the 2024 grants.
(4)	Reflects RSU awards, together with DERs. 1/3 of the original RSU Award vested on January 1, 2023, 1/3 vested on January 1, 2024, and 1/3 vested on January 1, 2025, subject to continued employment and in each case together with the associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2024, including the 1/3 that vested on January 1, 2025, together with associated DERs.
(5)	Reflects RSU awards, together with DERs. 1/3 of the original RSU award vested on December 31, 2023, 1/3 vested on December 31, 2024, and the remaining 1/3 will vest on December 31, 2025, subject to continued employment and in each case together with the associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2024, together with associated DERs
(6)	Reflects PSU awards, together with DERs, which awards are performance vesting based on Relative Economic Return and Relative TSR over the three-year performance period beginning with the year of grant. The awards will cliff vest on December 31, 2025, subject to satisfaction of performance conditions and continued employment
(7)	Reflects RSU awards, together with DERs. 1/3 of the original RSU award vested on December 31, 2024, 1/3 will vest on December 31, 2025, and the remaining 1/3 will vest on December 31, 2026, subject to continued employment and in each case together with the associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2024, together with associated DERs.
(8)

Reflects PSU awards, together with DERs, which awards are performance vesting based on Relative Economic Return and Relative TSR over the three-year performance period beginning with the year of grant. The awards will cliff vest on December 31, 2026, subject to satisfaction of performance conditions and continued employment.

(9)	Reflects RSU award, together with DERs. 1/3 of the original RSU award vested on January 1, 2024, 1/3 vested on January 1, 2025, and the remaining 1/3 will vest on January 1, 2026, subject to continued employment and in each case together with associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2024, together with associated DERs.
(11)

Reflects Promotion RSU award, together with DERs, to Mr. Yarlagadda related to changes in his role effective January 1, 2021 following the retirement of our prior CEO Matthew Lambiase. 1/5 of the original RSU award vested on January 15, 2021, 1/5 vested on January 15, 2022, 1/5 vested on January 15, 2023, 1/5 vested on January 15, 2024, and the remaining 1/5 vested on January 15, 2025, in each case together with associated DERs, in accordance with his January 2024 letter agreement and the promotional RSU award agreement. The amount shown in the table reflects the unvested award as of December 31, 2024, together with associated DERs.

Stock Vested in 2024

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the year ended December 31, 2024.

Stock Awards

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#) (1)	($) (2)
Phillip J. Kardis II	112,611	$1,526,297
Subramaniam Viswanathan	52,076	$708,907
Jack L. Macdowell, Jr.	-	-
Dan Thakkar	26,708	$366,732
Miyun Sung	4,675	$64,325
Choudhary Yarlagadda	162,160	$2,086,141

(1)	Reflects previously granted RSU and PSU awards vesting during the fiscal year and related DERs (before any taxes were withheld), without regard to whether a deferral election was applied under the Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation.” Each of Messrs. Kardis, Yarlagadda, Viswanathan and Thakkar has deferred the delivery of all such stock awards, in each case until the separation of their employment with the Company. See additional information on amounts deferred set forth below under the heading “Nonqualified Deferred Compensation.”
(2)	Reflects fair value of vested shares using closing price of our common stock on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2024 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate is the 401(k) Plan.

Nonqualified Deferred Compensation

The compensation committee previously established our Stock Award Deferral Program. The Stock Award Deferral Program consisted of two distinct non-qualified deferred compensation plans within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended: one for non-employee directors (the “Director Plan”) and one for certain executive officers (the “Executive Officer Plan”). Under the Stock Award Deferral Program, non-employee directors and certain executive officers could elect to defer payment of certain stock awards made pursuant to our equity incentive plan. Deferred awards are treated as deferred stock units and paid at the earlier of separation from service or a date elected by the participant who is separating. Payments are generally made in a lump sum or, if elected by the participant, in five annual installments. Deferred awards receive dividend equivalents during the deferral period in the form of additional deferred stock units. Amounts are paid at the end of the deferral period by delivery of shares from our equity incentive plan (plus cash for any fractional deferred stock units), less any applicable tax withholdings. Deferral elections do not alter any vesting requirements applicable to the underlying stock award. On November 5, 2024, the compensation committee took action to terminate the Executive Officer Plan and suspend new deferral elections under the Director Plan. The Executive Officer Plan will be liquidated on November 30, 2025, and all amounts outstanding under the Executive Officer Plan on the liquidation date will be paid at that time in accordance with applicable tax rules. All deferrals previously made under the Director Plan will remain outstanding, and all deferrals pursuant to prior elections made by directors will be paid on the originally scheduled payment dates.

The following table shows the contributions, earnings, distributions, and year-end account values for each named executive officer under the Stock Award Deferral Program for the fiscal year ended December 31, 2024.

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Balance at December 31, 2024 ($)(1)
Phillip J. Kardis II	1,526,297	-	(372,408)	-	2,443,843
Subramaniam Viswanathan	708,907	-	(115,720)	-	870,203
Jack L. Macdowell, Jr.	-	-	-	-	-
Dan Thakkar	366,732	-	(39,170)	-	485,934
Miyun Sung	64,325	-	(7,152)	-	57,173
Choudhary Yarlagadda(2)	2,086,141	-	(496,699)	9,254,993	0
(1)	Deferred awards are included in the Summary Compensation Table in the year of grant based on the grant date fair value.
(2)	Mr. Yarlagadda retired on March 15, 2024, and his deferred awards were delivered in connection with his retirement.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to the named executive officers employed by the Company and subject to the Employment Agreements assuming such person’s employment had terminated at the close of business on December 31, 2024, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers gave notice of its or his intention not to renew the executive’s Employment Agreement with the Company for 2024.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2024 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but unsettled RSUs or PSUs, employer 401(k) matches, and the value of the shares underlying the DSUs that will be paid to the applicable named executive officer upon separation of service. See “Nonqualified Deferred Compensation” above for the value of such DSUs as of December 31, 2024).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables. As used below, the terms “Target Cash Bonus,” “Annual Cash Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” “RSUs” and “PSUs” shall have the respective meanings set forth in the applicable Employment Agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC. Please refer to our annual report on Form 10-K filed with the SEC on February 19, 2025 for links to copies of the employment agreements for each of the named executive officers.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

As noted earlier, Mr. Yarlagadda retired from the Company effective March 15, 2024. In connection with his retirement, Mr. Yarlagadda received the benefits for retirement as described in his Employment Agreement. In addition, Mr. Yarlagadda received the following additional benefits, pursuant to a Transition Agreement that he entered into with the Company as consideration for his transition services and his continued cooperation with the Company until the date of his retirement (the “Separation Date”):

•	Mr. Yarlagadda’s unvested RSUs granted under the Restricted Stock Unit Award Agreement dated as of January 2, 2021 (the “Promotion RSUs”) remained outstanding following the Separation Date and vested on January 15, 2025. The value of the unvested Promotional RSUs that are allowed to continue to vest was $620,262 (based on the closing price of our common stock on his retirement date).
•	The Company agreed to reimburse Mr. Yarlagadda for 100% of his COBRA premiums during the 12-month period following the Separation Date, at a potential value of $33,404. Mr. Yarlagadda ultimately sought reimbursement for only $19,486 representing 7 months of COBRA premiums.
•	The Company agreed to reimburse Mr. Yarlagadda up to $6,000 for reasonable attorneys’ fees and expenses incurred relating to the review and negotiation of the Transition Agreement. Mr. Yarlagadda sought and received reimbursement for $1,239. In addition, the Company agreed to allow any unaccrued but unused vacation time from 2023 to be rolled over into 2024 and waived the noncompetition provision of the Employment Agreement, effective from and after his retirement date.

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Termination/ Resignation Relating to Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$ 4,057,096	-	$8,114,192	-
Value of Accelerated and Continued Equity Awards	$4,081,523	$4,081,523	$4,081,523	-	$4,081,523	$4,081,523
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$73,034	$73,034	$48,690	-	$73,034	-
Total Value of Incremental Benefits	$4,154,557	$4,154,557	$8,187,308	-	$9,603,698	$4,081,523

Potential Payments upon Termination of Employment/CIC: Subramaniam Viswanathan:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Termination/ Resignation Relating to Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$2,321,196	-	$4,642,392	-
Value of Accelerated and Continued Equity Awards	$1,915,522	$1,915,522	$1,915,522	-	$1,915,522	$1,915,522
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$73,034	$73,034	$48,690	-	$73,034	-
Total Value of Incremental Benefits	$1,988,557	$1,988,557	$4,285,408	-	$5,393,602	$1,915,522

Potential Payments upon Termination of Employment/CIC: Jack L. Macdowell, Jr.:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Termination/ Resignation Relating to Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$1,600,000	-	$3,200,000	-
Value of Accelerated and Continued Equity Awards	-	-	-	-	-	-
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$73,034	$73,034	$48,690	-	$73,034	-
Total Value of Incremental Benefits	$73,034	$73,034	$1,648,690	-	$3,273,034	-

Potential Payments upon Termination of Employment/CIC: Dan Thakkar*:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Termination/ Resignation Relating to Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$1,250,363	-	$2,500,725	-
Value of Accelerated and Continued Equity Awards	$1,524,895	$1,524,895	$1,524,895	-	$1,524,895	-
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$73,034	$73,034	$48,690	-	$73,034	-
Total Value of Incremental Benefits	$1,597,930	$1,597,930	$2,823,947	-	$3,146,847	-

* Mr. Thakkar ceased to serve as the Chief Credit & Risk Officer of the Company on April 2, 2025, and will separate from employment with the Company on July 1, 2025, as mutually agreed between Mr. Thakkar and the Company. See “Compensation Discussion & Analysis – Key Design Features and 2024 Actions –Departure and Addition of Officers ” for further details.

Potential Payments upon Termination of Employment/CIC: Miyun Sung:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Termination/ Resignation Relating to Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$791,738	-	$1,583,475	-
Value of Accelerated and Continued Equity Awards	$327,255	$327,255	$327,255	-	$327,255	-
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$23,963	$23,963	$15,975	-	$23,963	-
Total Value of Incremental Benefits	$351,217		$1,134,967	-	$1,738,341	$327,255

*For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $14.00 per share, the closing price of our common stock on December 31, 2024. For purposes of these tables, we have assumed that the target performance metrics with respect to the PSUs have been achieved, but not including dividend equivalent rights. In the event of Termination Without Cause/Resignation for Good Reason, or in the event of death or disability, unvested PSUs will continue to vest in accordance with their terms (subject to performance) as though such termination of service had not occurred.

(a)	Death and Disability

The following incremental benefits would be paid to a named executive officer or his or her estate or legal representative in the event of his or her termination due to death or Disability as of December 31, 2024:

(1) Value of Accelerated and Continued Equity Awards: For each executive officer, the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus other than the PSUs granted in connection with the LTI Bonus; and, (b) continuing vesting of any outstanding PSUs previously granted in connection with the LTI Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(2) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his or her eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(b)	Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he or she is terminated without Cause (other than within six months before or 24 months following a Change in Control) or by such named executive officer for Good Reason (other than within 24 months following a Change in Control):

(1) Severance: For each of the named executive officers, a payment equal to 1.0 times the sum of (a) his or her then current base salary and (b) the greater of (x) Target Cash Bonus or (y) his or her average Annual Cash Bonus awarded for the three most recent calendar years.

(2) Value of Accelerated and Continued Equity Awards: For each executive the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs; and (b) continuing vesting of outstanding PSUs previously granted, subject to the achievement by the Company of applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his or her eligible dependents under the Company’s healthcare plan during the 12-month period following the named executive officer’s termination of employment.

(c)	Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of (1) the termination of such named executive officer’s employment by the Company other than for Cause (other than Disability) within six months before or 24 months following a Change in Control or (2) such named executive officer’s resignation of his employment for Good Reason within 24 months following a Change in Control:

(1) Severance: A severance payment equal to 2.0 times the sum of (a) his or her base salary and (b) the greater of (x) Target Cash Bonus or (y) his average Annual Cash Bonus awarded for the three most recent calendar years.

(2) Value of Accelerated and Continued Equity Awards and Pro-Rata Bonus: For each executive, the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted other than the PSUs; (b) the immediate full vesting of all PSUs that are eligible to vest solely on the basis of continued employment and any outstanding PSUs whose vesting after such Change in Control remains contingent on performance will continue to vest, subject only to attainment by the Company of the applicable performance goals; and (c) a pro-rata portion of the Annual Cash Bonus he would have earned for the year of termination based on the Company’s relevant performance metrics, payable at the time such Annual Cash Bonus would have been paid to the executive for such year absent such termination but no later than March 15 of the immediately following year.

(3) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(d)	Qualifying Retirement

If the named executive officer’s service with the Company is terminated because of the named executive officer’s “Qualifying Retirement,” (i) the PSUs continue to vest in accordance with their terms (time and performance requirements) as though such termination of service had not occurred provided that the executive complies with any applicable post-employment covenants, and (ii) the RSUs vest immediately. “Qualifying Retirement” means the named executive officer’s termination of service with the Company or the Company terminates his or her employment without cause, in each case at any time after the named executive officer has attained age 55, and the sum of his or her age and years of service with the Company is equal to at least 65 with at least five years of service with the Company (including any predecessor), other than termination due to death, Disability, or for “Cause.” Currently, Mr. Kardis meets this condition.

For a discussion of the Employment Agreements, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must comply with the covenants in the Employment Agreements, which include confidentiality, non-disparagement, and 12-month non-compete and non-solicitation restrictions.

CEO Compensation Pay Ratio

As required by applicable law, we determined that the 2024 total compensation of Phillip J. Kardis II, our Chief Executive Officer, of $6,790,329, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 25.2 times the total compensation of a median employee in 2024 of $269,500.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2024, plus any incentive stock awards granted in 2024 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2024. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, may not be comparable to our CEO pay ratio.

Pay versus Performance
As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
Year	Summary Compensation Table Total for PEO[1]		Compensation Actually Paid to PEO[2]		Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)[7]	ROE[8]
							Total Stockholder Return[5]	Peer Group Total Stockholder Return[6]
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
2024	$6,790,329		$6,882,085		$1,430,280	$1,376,965	73.80	59.73	$176,065	23.6%
2023	$6,146,878		$6,076,344		$3,537,948	$3,628,018	28.78	62.71	$126,104	13.2%
2022[9]	Marria	Kardis	Marria	Kardis	$4,041,414	$2,587,076	30.56	58.46	$(513,066)	15.0%
	$7,481,461	$5,944,178	$4,858,627	$3,687,845
2021[10]	$11,976,596		$16,003,134		$6,517,304	$8,035,188	76.04	82.47	$674,519	17.7%
2020[11]	$9,403,448		$5,693,046		$5,370,904	$3,524,918	51.25	74.01	$89,012	30.7%

[1]	The dollar amounts reported in column (b) are (i) for 2024, the amounts of total compensation reported for Mr. Kardis (our Chief Executive Officer), (ii) for 2023, the amounts of total compensation reported for Mr. Kardis (our Chief Executive Officer), (iii) for 2022, the amounts of total compensation reported for Mr. Marria (our former Chief Executive Officer until December 10, 2022) and the amounts of total compensation reported for Mr. Kardis (our Chief Executive Officer), and (iv) for 2021, the amounts of total compensation reported for Mr. Marria (our former Chief Executive Officer until December 10, 2022, and together with Mr. Kardis, the “PEOs”) and in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

[2]	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to the relevant PEO during the applicable year as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the relevant PEO during the applicable year. In accordance with SEC rules, the following adjustments were made to the relevant PEO’s total compensation for each year to determine the compensation actually paid:
Year	Reported Summary Compensation Table Total for PEO		Minus Reported Value of Equity Awards(a)		Plus Equity Award Adjustments(b)		Compensation Actually Paid to PEO
2024	$6,790,329		$2,617,466		$2,709,222		$6,882,085
2023	$6,146,878		$2,670,453		$2,599,919		$6,076,344
2022	Marria $7,481,461	Kardis $5,944,178	Marria $1,478,127	Kardis $1,463,378	Marria $(1,144,708)	Kardis $(792,955)	Marria $4,858,627	Kardis $3,687,845
2021	$11,976,596		$6,583,196		$10,609,734		$16,003,134
2020	$9,403,448		$2,614,848		$(1,095,554)		$5,693,046

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Value of
Dividends or
	Year End						Year over				other Earnings
	Fair Value of		Year over				Year Change		Fair Value at the		Paid on Stock
	Equity		Year Change		Fair Value as		in Fair Value		End of the Prior		or Option
	Awards		in Fair Value		of Vesting		of Equity		Year of Equity		Awards not
	Granted in		of		Date of Equity		Awards		Awards that		Otherwise
	the Year and		Outstanding		Awards		Granted in		Failed to Meet		Reflected in		Total
	Unvested at		and Unvested		Granted and		Prior Years		Vesting		Fair Value or		Equity
	End of the		Equity		Vested in the		that Vested in		Conditions in		Total		Award
Year	Year		Awards		Year		the Year		the Year		Compensation		Adjustments
2024	$2,290,712		$93,168		$450,284		$(124,942)		-		-		$2,709,222
2023	$2,087,683		$65,259		$417,537		$29,440		-		-		$2,599,919
2022	Marria $239,811	Kardis $237,418	Marria $(1,369,241)	Kardis $(1,006,065)	Marria -	Kardis -	Marria $(15,278)	Kardis $(24,309)	Marria -	Kardis -	Marria -	Kardis -	Marria $(1,144,708)	Kardis $(792,955)
2021	$9,677,612		$824,805		-		$107,317		-		-		$10,609,734
2020	$864,779		$(1,481,993)		-		$(478,340)		-		-		$(1,095,554)
[3]	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding the relevant PEO for the applicable year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding the relevant PEO for the applicable year) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Viswanathan, Macdowell, Thakkar and Yarlagadda and Ms. Sung; (ii) for 2023, Messrs. Yarlagadda, Viswanathan and Thakkar and Ms. Sung; (iii) for 2022, Messrs. Viswanathan, Yarlagadda and Thakkar; (iv) for 2021, Messrs. Viswanathan, Yarlagadda and Kardis; and (v) for 2020, Messrs. Yarlagadda, Marria, Kardis, and Rob Colligan.

[4]	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the relevant PEO for the applicable year), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the relevant PEO for the applicable year) during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding the relevant PEO for the applicable year) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Minus Average Reported Value of Equity Awards	Plus Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$1,430,280	$504,801	$451,486	$1,376,965
2023	$3,537,948	$1,538,956	$1,629,026	$3,628,018
2022	$4,041,414	$(954,881)	$(499,458)	$2,587,076
2021	$6,517,304	$(2,510,013)	$4,027,897	$8,035,188
2020	$5,370,904	$(1,425,554)	$(420,432)	$3,524,918

(a) The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Average
Value of
				Year over	Average Fair	Dividends or
	Average			Year	Value at the	other
	Year End			Average	End of the	Earnings Paid
	Fair Value	Year over	Average Fair	Change in	Prior Year	on Stock or
	of Equity	Year Average	Value as of	Fair Value	of Equity	Option
	Awards	Change in	Vesting Date	of Equity	Awards that	Awards not
	Granted in	Fair Value of	of Equity	Awards	Failed to	Otherwise	Total
	the Year and	Outstanding	Awards	Granted in	Meet	Reflected in	Average
	Unvested at	and Unvested	Granted and	Prior Years	Vesting	Fair Value or	Equity
	End of the	Equity	Vested in the	that Vested	Conditions	Total	Award
Year	Year	Awards	Year	in the Year	in the Year	Compensation	Adjustments
2024	$441,228	$5,942	$86,840	$(82,524)	-	-	$451,486
2023	$1,212,843	$141,584	$233,621	$40,978	-	-	$1,629,026
2022	$154,920	$(645,784)	-	$(8,594)	-	-	$(499,458)
2021	$3,361,188	$590,377	-	$76,332	-	-	$4,027,897
2020	$471,454	$(726,946)	-	$(164,940)	-	-	$(420,432)

5	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
6	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: iShares Mortgage Real Estate ETF.
7	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
8	These are the same amounts as used for the ROE bonus under the Employment Agreements. See Appendix I for additional information on the calculation of ROE in relation to GAAP reported results.
9	For 2022, we had two CEOs. The first column shows 2022 amounts for Mr. Marria, who served as CEO until December 10, 2022, and the second column shows 2022 amounts for Mr. Kardis, who serves as our CEO since December 10, 2022.
10	For 2021, amounts shown are for Mr. Marria, our CEO for 2021.
11	For 2020, amounts shown are for Matthew Lambiase, our CEO for 2020.

Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long- term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enter- prise for our stockholders. For the most recently completed fiscal year, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, to the Company’s performance are as follows:

•	Relative ROE

•	Relative TSR

•	Relative Economic Return

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and ROE

As demonstrated by the following graph, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is aligned with the Company’s ROE over the four years presented in the table.

Compensation Actually Paid and TSR

As demonstrated by the following graph, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is aligned with the Company’s TSR over the four years presented in the table.

Compensation Actually Paid and Net Income

As demonstrated by the following table, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is generally aligned with the Company’s net income over the four years presented in the table.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth, and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2024 concerning shares of our common stock authorized for issuance under our existing equity incentive plan. The total share numbers reflect a 1-for-3 reverse stock split that became effective following the close of business on May 21, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Stockholders	1,979,096	—	5,144,681
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	1,979,096		5,144,681
(1)	Includes unvested RSUs, PSUs, DSUs and related dividends.
(2)	Available shares are reduced by the items outstanding in column 1 plus shares previously vested and issued net of units withheld to cover tax withholding requirements.
(3)	We do not have any equity plans that have not been approved by our stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Mr. Creagh (chair), Mr. Chavers and Ms. Still. None of these directors is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his or her service as a director. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During 2024, none of our executive officers served on the compensation committee (or other committee serving an equivalent function) of another entity whose executive officers served on the compensation committee or Board.

COMPENSATION OF DIRECTORS

Overview and Process

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who is an employee of ours is not considered independent under the NYSE listing standards and did not (and will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FW Cook, a nationally recognized compensation consulting firm retained by our Board of Directors, reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate. The compensation committee also considers the compensation of boards of directors of the same group of peer companies that the committee considers for the compensation of our named executive officers.

Amount and Form of Director Compensation

Based upon the recommendations of FW Cook, among other things, and our compensation committee’s review of FW Cook’s analysis, our compensation committee recommended to our Board of Directors, and our Board of Directors approved, the following annual compensation arrangements offered to our independent directors for the 2024-2025 director service year beginning June 1, 2024 for directors serving on the Board at the conclusion of the 2024 annual meeting of stockholders, which (with the exception of the annual stock award amount increasing by $10,000 and the annual cash fee for the Board Chairperson increasing by $45,000) have not changed from the 2023-2024 director service year:

2024
Annual cash retainer (paid quarterly; may elect to be paid as a stock award) Annual stock award amount (RSUs with 1-year vesting)	$100,000 $130,000
2024
Annual cash fee for Board Chairperson	$120,000
Annual cash fee for Audit Committee Chairperson	$50,000
Annual cash fee for Compensation Committee Chairperson and Risk Chairperson	$25,000
Annual cash fee for Nominating and Corporate Governance Committee Chairperson	$25,000
Annual cash fee for Committee Membership (other than Committee Chair)	$10,000

Directors receive a grant of RSUs equal in value to the annual stock award amount (plus any amount of cash compensation the director elects to receive in stock) on the date of the annual meeting of stockholders for that year. The RSUs accrue dividend equivalent rights and vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual meeting date, unless the director’s service terminates prior to such date in which case the RSUs vest pro rata on such date based on the number of days the director served as director during the director service year.

Expense Reimbursement and Deferrals

We also reimburse our directors for their travel expenses incurred in connection with their attendance at Board of Directors and committee meetings. Our independent directors are eligible to receive restricted common stock, options, and other stock-based awards under our equity incentive plan, although none are currently contemplated other than as described above as part of the annual director compensation program.

Previously, we established a Stock Award Deferral Program, comprised of the Executive Officer Plan and the Director Plan, as described above under “Nonqualified Deferred Compensation.” Under this program, our directors could elect to defer payment of stock awards until termination of their directorship or an earlier specified date. Amounts deferred are tracked as DSUs, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program encourages directors’ long-term retention of stock awards earned under our director compensation program. On November 5, 2024, the compensation committee took action to suspend new deferral elections under the Director Plan. All deferrals previously made under the Director Plan will remain outstanding, and all deferrals pursuant to prior elections made by directors will be paid on the originally scheduled payment dates.

2024 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)(3)	Total($)
Gerard Creagh(1)	$187,500	$185,000	$372,500
Brian P. Reilly	$160,000	$130,000	$290,000
Debra W. Still	$135,000	$130,000	$265,000
Kevin G. Chavers	$127,500	$130,000	$257,500
Sandra Bell(4)	$127,500	$130,000	$257,500
Susan Mills	$125,667	$130,000	$255,667
Cynthia B. Walsh	$9,166	$65,000	$74,167
(1)	In accordance with the design of the director compensation program described above, Gerard Creagh elected to receive common stock in lieu of 50% cash payments for Board of Director fees earned during the first half of 2024.
(2)	Stock Awards includes an RSU Award on June 5, 2024, for the director service year ending on the date of the Annual Meeting.
(3)	For amounts under the column “Stock Awards,” we disclose the grant date fair value for the RSU award measured in dollars based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures, calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.
(4)	Ms. Bell resigned from the Board effective April 9, 2025.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures Regarding Transactions with Related Persons

We have in place a Related Party Transactions Policy, which was adopted to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations.

The policies and procedures apply to transactions, arrangements and relationships between the Company and any related party, which includes executive officers, directors, director nominees, greater than 5% common stockholders and the immediate family members of each of these groups, as well as an entity in which any of the foregoing individuals is employed or an entity which is controlled by any of the foregoing individuals.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the related party, or any director, officer or employee of the Company who knows of the transaction must notify and provide information regarding the transaction to the Chief Legal Officer or other officer designated in the policy and the Chairman of the Board. Following an evaluation, if the transaction does in fact constitute a related party transaction for which disclosure would be required under Item 404 of Regulation S-K, the Audit Committee will consider such transaction, after reviewing relevant facts and circumstances, and determine whether to approve or ratify such transaction, or determine to bring the matter to the full Board. The Audit Committee may impose such conditions as it deems appropriate and may establish guidelines for future review of any ongoing related party transactions.

If the transaction involves a director, that director will not participate in the action regarding whether to approve the transaction.

Our Related Party Transactions Policy is intended to work together with our other policies, including our Code of Business Conduct and Ethics, which requires all of our personnel to be scrupulous in avoiding a conflict of interest regarding our interests. The Code of Business Conduct and Ethics prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors. See “Corporate Governance, Director Independence, Board Meetings and Committee” for additional information on the Code of Business Conduct and Ethics.

Approval of Related Person Transactions

On December 2, 2024 (the “Closing Date”), the Company completed its acquisition of Palisades from Palisades Holdings II, LLC (the “Seller”) for $30,000,000 (the “Consideration”), and Jack Macdowell commenced his employment with the Company as its Chief Investment Officer. Mr. Macdowell owns 100% of Palisades Holdings I, LLC, an entity which owns 70% of the Seller. Contingent upon achievement of certain revenue targets arising from designated contracts of Palisades’ third-party transaction asset and management business (the “Designated Contracts”), the Consideration may be increased by up to an additional $20,000,000 as part of a series of earn-out payments (the “Earnout Payments”). The Earnout Payments, if any, will be based on the revenue received by the Company from the Designated Contracts over five measurement periods beginning on the Closing Date and ending on December 31, 2029, subject to minimum revenue thresholds. Seller will be paid the maximum amount of the Earnout Payments, $20,000,000, over the five measurement periods if the total revenue received by the Company from the Designated Contracts during those periods is at least $100,000,000. At the Company’s election, up to 50% of any Earnout Payment may be satisfied by issuing shares of the Company’s common stock, calculated using the 30-day volume-weighted average price of the Company’s common stock as listed on the New York Stock Exchange on the business day immediately preceding the relevant payment date. The Earnout Payment and related arrangements were approved by our Audit Committee in accordance with our Related Party Transaction Policy and audit committee charter.

Other than the aforementioned transaction, we did not have any transactions with a related person as described in Item 404 of Regulation S-K in 2024.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that each of Mr. Reilly and Ms. Walsh is an audit committee financial expert, and each member of the audit committee is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission (“SEC”) and the NYSE. In 2024, the audit committee met eight times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), our independent auditors for 2024.

The audit committee has discussed with Ernst & Young the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the audit committee concerning independence and has discussed with Ernst & Young their independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the fiscal year ending December 31, 2025.

The foregoing report has been furnished by current and former members of the audit committee:

Brian P. Reilly, Chair
Gerard Creagh*
Sandra Bell (former member of the audit committee)*
Cyndi Walsh*

*At the time of the issuance of the Annual Report on Form 10-K filed on February 19, 2025, each of Mr. Creagh and Ms. Bell was a member of the audit committee. On April 1, 2025, Mr. Creagh rotated off the audit committee, and Ms. Walsh was appointed to the audit committee. Ms. Walsh did not participate in the audit committee actions reported above. On April 9, 2025, Ms. Bell resigned from the Board, and Mr. Creagh was re-appointed to the audit committee on April 11, 2025.

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating and corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and nominating and corporate governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2024 annual meeting of stockholders, a majority of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2024 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution: “RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2024 and 2023 for each of the following categories of services are set forth below:

Service Category	2024	2023
Audit	$3,117,303	$2,138,200
Audit-Related	$549,000	$262,250
Tax	$630,290	$651,720
All Other	$0	$0
Total	$4,296,593	$3,052,170

Audit Fees: Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related Fees: Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax Fees: Tax fees include tax compliance, tax planning, tax advisory and related tax services.

All Other Fees: No other fees were billed for the fiscal years ended December 31, 2024 and December 23, 2023, respectively.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence; tax services; internal control reviews; securitization and securities issuance deals, and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2025.

ADDITIONAL MATTERS

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 10, 2025, a copy of our annual report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. You should address your request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 or email your request to us at investor-relations@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Filings & Reports—SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal pursuant to Rule 14a-8 of the Exchange Act at our 2026 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 25, 2025.

In addition, pursuant to our current bylaws, any stockholder business proposal for consideration at the 2026 annual meeting of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, must be received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 25, 2025 and 5:00 p.m. Eastern Time on December 25, 2025, based on the date of this year’s Proxy Statement of April 24, 2025).

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for our annual meeting to be held in 2026 must also comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than April 13, 2026, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. If our 2026 annual meeting is changed by more than 30 calendar days from the first anniversary of our 2025 annual meeting, stockholders must comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made.

Any such nomination or proposal should be sent to the Corporate Secretary, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 and, to the extent applicable, must comply with the requirements of our current bylaws.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this Proxy Statement.

APPENDIX I

ROE Calculation

For purposes of calculating the ROE, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each quarter during the applicable performance period. Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

CHIMERA INVESTMENT CORPORATION

CHIMERA INVESTMENT CORPORATION
ATTN: SUBRAMANIAM VISWANATHAN
630 FIFTH AVENUE, SUITE 2400
NEW YORK, NY 10111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CIM2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V69667-P29269 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHIMERA INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR all nominees and FOR proposals 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Phillip J. Kardis II	☐	☐	☐
1b. Brian P. Reilly	☐	☐	☐
1c. Cynthia B. Walsh	☐	☐	☐

	For	**Against**	**Abstain**
2. The proposal to approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2025 fiscal year.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy Card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date